Exhibit 10.2

DIGITAL REALTY TRUST, L.P.

NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

7.00% Series A Senior Notes Due July 24, 2011

($25,000,000 Aggregate Original Principal Amount)

$175,000,000 Private Shelf Facility

July 24, 2008

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

Page

22.10 Waiver of Jury Trial	58

22.11 Confidentiality	59

Information Schedule

Schedule A	—	Purchaser Schedule Related to Series A Notes
Schedule B	—	Defined Terms
Schedule II	—	Unencumbered Assets
Schedule 5.4	—	Credit Parties and Subsidiaries; Ownership
Schedule 5.8	—	Disclosed Litigation
Schedule 5.10(b)	—	Owned Real Property
Schedule 5.10(c)	—	Leased Real Property
Schedule 5.15	—	Existing Debt; Existing Liens
Schedule 5.20	—	Excluded Subsidiaries and Excluded Subsidiary Agreements
Schedule 10.1	—	Existing Liens
Schedule 10.2(c)	—	Surviving Debt

Exhibit A-1	—	Form of 7.00% Series A Senior Notes due 2011
Exhibit A-2	—	Form of Shelf Note
Exhibit B	—	Form of Request for Purchase
Exhibit C	—	Form of Confirmation of Acceptance
Exhibit D	—	Form of Funding Instruction Letter
Exhibit E	—	Form of Joinder to Multiparty Guaranty
Exhibit F	—	Form of Unencumbered Assets Certificate

i

DIGITAL REALTY TRUST, L.P.

560 Mission Street, Suite 2900

San Francisco, CA 94105

July 24, 2008

Prudential Investment Management, Inc.

Each Prudential Affiliate (as hereinafter defined) which is

    a signatory of this Agreement or becomes bound by certain

    provisions of this Agreement as hereinafter provided)

c/o Prudential Capital Group

Four Embarcadero Center, Suite 2700

San Francisco, California 94111

Ladies and Gentlemen:

Each of the undersigned, Digital Realty Trust, L.P., a Maryland limited partnership (the “Company”), Digital Realty Trust, Inc., a Maryland corporation (the “Parent Guarantor”), and the other entities listed on the signature pages hereof as the “Guarantors” (together with any Additional Guarantors (as hereinafter defined) acceding hereto pursuant to Section 21.7, the “Subsidiary Guarantors” and, together with the Parent Guarantor, the “Guarantors”) agrees with each of the Purchasers as follows:

1	AUTHORIZATION OF NOTES

1A AUTHORIZATION OF SERIES A NOTES.

The Company has authorized the issue and sale of ($25,000,000 aggregate principal amount of its 7.00% Series A Senior Notes due July 24, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Series A Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 14). The Series A Notes shall be substantially in the form set out in Exhibit A-1. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

1B AUTHORIZATION OF ISSUE OF SHELF NOTES.

The Company will authorize the issue and sale from time to time of its additional senior notes (as amended, restated, supplemented or otherwise modified from time to time, the “Shelf Notes”) in the aggregate principal amount of up to $175,000,000 (including the equivalent in the Available Currencies), to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 10 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 7 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to Section 2B(5), and to be substantially in the form of Exhibit A-2. The terms “Shelf Note” and “Shelf Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision. The terms “Note” and “Notes” as used herein shall include each Series A Note and each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes that have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods, (vi) the same currency specification, and (vii) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

2	SALE AND PURCHASE OF NOTES

2A SALE AND PURCHASE OF SERIES A NOTES.

Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to each Series A Purchaser and each Series A Purchaser agrees to purchase from the Company, on the Series A Closing Day provided for in Section 3, Series A Notes in the principal amount specified opposite such Series A Purchaser’s name in the Purchaser Schedule Relating to Series A Notes set forth as Schedule A at the purchase price of 100% of the principal amount thereof.

2B SALE AND PURCHASE OF SHELF NOTES.

2B(1) Facility. PIM is willing to consider, in its sole discretion and within limits that may be authorized for purchase by PIM and Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of PIM to consider such purchase of Shelf Notes is herein called the “Facility.” At any time, (i) the aggregate principal amount of Shelf Notes stated in Section 1B, minus (ii) the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus (iii) the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, plus (iv) the aggregate principal amount of Accepted Notes the issuance of which is cancelled in accordance herewith, is herein called the “Available Facility Amount” at such time. For purposes of the preceding sentence, all aggregate principal amounts of Shelf Notes and Accepted Notes shall be calculated in Dollars with the aggregate amount of any Shelf Notes denominated or Accepted Notes to be denominated in any Available Currency other than Dollars being converted to Dollars at the rate of exchange used by PIM to calculate the Dollar equivalent at the time of the applicable Acceptance under Section 2B(5). NOTWITHSTANDING THE WILLINGNESS OF PIM TO CONSIDER PURCHASES OF SHELF NOTES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PIM NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PIM OR ANY PRUDENTIAL AFFILIATE.

2B(2) Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if such anniversary is not a New York Business Day, the New York Business Day next preceding such anniversary), and (ii) the thirtieth day after PIM shall have given to the Company, or the Company shall have given to PIM, written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a New York Business Day, the New York Business Day next preceding such thirtieth day). The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period.”

2B(3) Request For Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be made to PIM by telefacsimile or overnight delivery service, and shall (i) specify the currency (which shall be an Available Currency) of the Shelf Notes covered thereby, (ii) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $5,000,000 (or its equivalent in another Available Currency) and not be greater than the Available Facility Amount (or its equivalent in another Available Currency) at the time such Request for Purchase is made, (iii) specify the principal amounts, final maturities (which shall be no more than 10 years from the date of original issuance), and principal prepayment dates and amounts (which shall result in an average life of no more than 7 years from the date of original issuance) of the Shelf Notes covered thereby, (iv) specify the use of proceeds of such Shelf Notes), (v) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 Business Days (or such earlier date as PIM may agree) and not more than 42 days after the making of such Request for Purchase, (vi) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vii) certify that, except as may be described in a writing attached to such Request for Purchase, the representations and warranties contained in Section 5 are true on and as of the date of such Request for Purchase (except such representations and warranties that relate solely to an earlier date, in which case such representations and warranties shall have been true as of such earlier date) and that there exists on the date of such Request for Purchase no Event of Default or Default, and (viii) be substantially in the form of Exhibit B attached hereto. Each Request for Purchase shall be in writing and shall be deemed made when received by PIM.

2B(4) Rate Quotes. Not later than 3 Business Days after the Company shall have given PIM a Request for Purchase pursuant to Section 2B(3), PIM may, but shall be under no obligation to, provide to the Company by telephone interest rate quotes for the several currencies, principal amounts, maturities and principal prepayment schedules of Shelf Notes specified in such Request for Purchase. Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which PIM or a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

2B(5) Acceptance. Within 2 minutes after PIM shall have provided any interest rate quotes pursuant to Section 2B(4) or such shorter period as PIM may specify to the Company (such period herein called the “Acceptance Window”), the Company may, subject to Section 2B(6), elect to accept such interest rate quotes as to not less than $5,000,000 (or its equivalent in another Available Currency) aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying PIM by telephone or telefacsimile within the Acceptance Window (but not earlier than 9:30 a.m. or later than 1:30 p.m. (or such later time as PIM may agree), New York City local time) that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an “Accepted Note”) as to which such acceptance (herein called an “Acceptance”) relates. The day the Company notifies PIM of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any interest rate quotes as to which PIM does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. Subject to Section 2B(6) and the other terms and conditions hereof, the Company agrees to sell to PIM or a Prudential Affiliate, and PIM agrees to purchase, or to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Accepted Notes which purchase price shall be paid in the currency in which such Notes are to be denominated. As soon as practicable following the Acceptance Day, the Company, PIM and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit C (herein called a “Confirmation of Acceptance”). If the Company should fail to execute and return to PIM within 2 Business Days following receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, PIM may at its election at any time prior to its receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

2B(6) Market Disruption. Notwithstanding the provisions of Section 2B(5), if PIM shall have provided interest rate quotes pursuant to Section 2B(4) and thereafter, prior to the time an Acceptance with respect to such quotes shall have been notified to PIM in accordance with Section 2B(5), (i) the domestic market for U.S. Treasury securities or derivatives shall have closed during normal business hours of any Business Day or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, or (ii) in the case of Shelf Notes to be denominated in a currency other than Dollars, the markets for the relevant government securities (which, in the case of the Euro, shall be the German Bund) or the spot and forward currency market, the financial futures market or the interest rate swap market shall have closed during normal business hours of any Business Day or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally in any of such markets, then the interest rate quotes with respect to such Shelf Notes shall expire, and no purchase or sale of such Shelf Notes hereunder shall be made based on such expired interest rate quotes. If the Company thereafter notifies PIM of the Acceptance of any such expired interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and PIM shall promptly notify the Company that the provisions of this Section 2B(6) are applicable with respect to such Acceptance.

2B(7) Facility Closings. Not later than 1:30 p.m. (New York City local time) on the Document Delivery Date for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto (or such Purchaser’s agent, including PIM and its agents) at the offices of the Bingham McCutchen LLP, Three Embarcadero Center, San Francisco, California 94111 (or such other address as PIM may specify in writing), the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on such Closing Day, dated the applicable Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the account(s) specified in the Request for Purchase of such Notes. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the applicable Document Delivery Date, or any of the conditions specified in Section 4 shall not have been fulfilled by the time required on the applicable Document Delivery Date (and the applicable Purchaser(s) shall not have waived such conditions), the Company shall, prior to 2:00 p.m., New York City local time, on the applicable Document Delivery Date notify PIM (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such originally scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to PIM (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on the Document Delivery Date applicable to such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2B(8)(iii), or (ii) such closing is to be canceled and the Company will pay the Cancellation Fee as provided in Section 2B(8)(iv). If a Rescheduled Closing Day is established in respect of Notes denominated in a currency other than Dollars, such Notes shall have the same maturity date, principal prepayment dates and amounts and interest payment dates as originally scheduled. In the event that the Company shall fail to give such notice referred to in the second preceding sentence, PIM (on behalf of each Purchaser) may at its election, at any time after 2:00 p.m., New York City local time, on the applicable Document Delivery Date, notify the Company in writing that such closing is to be canceled and the Company is obligated to pay the Cancellation Fee as provided in Section 2B(8)(iv). Notwithstanding anything to the contrary appearing in this Agreement, the Company may elect to reschedule a closing with respect to any given Accepted Notes on not more than two occasions, unless PIM shall have otherwise consented in writing.

2B(8) Fees.

2B(8)(i) Structuring Fee. In consideration for the time, effort and expense involved in the preparation, negotiation and execution of this Agreement, the Company will pay to or as directed by PIM, on or before the date hereof, a non-refundable fee in the aggregate amount of $25,000 (herein called the “Structuring Fee”).

2B(8)(ii) Issuance Fee. The Company will pay to or as directed by PIM in immediately available funds a fee (herein called the “Issuance Fee”) on each Closing Day (including the Series A Closing Day) in an amount equal to 0.10% of the Dollar equivalent of the aggregate principal amount of Notes sold on such Closing Day. Such fee shall be payable in Dollars.

2B(8)(iii) Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note (other than at PIM’s or any Purchaser’s request), the Company shall pay to or as directed by PIM, on the Cancellation Date or Document Delivery Date applicable to the actual Closing Day of such purchase and sale, an amount (the “Delayed Delivery Fee”) equal to:

(a) in the case of an Accepted Note denominated in Dollars, the product of (1) the amount determined by PIM to be the amount by which the bond equivalent yield per annum of such Accepted Note exceeds the investment rate per annum on an alternative Dollar investment of the highest quality selected by PIM and having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day from time to time fixed for the delayed delivery of such Accepted Note, (2) the principal amount of such Accepted Note, and (3) a fraction the numerator of which is equal to the number of actual days elapsed from and including the original Closing Day for such Accepted Note to but excluding the date of such payment, and the denominator of which is 360; and

(b) in the case of an Accepted Note denominated in a currency other than Dollars, the sum of (1) the product of (x) the amount by which the bond equivalent yield per annum of such Accepted Note exceeds the Overnight Interest Rate on each day from and including the original Closing Day for such Accepted Note, (y) the principal amount of such Accepted Note, and (z) a fraction the numerator of which is equal to the number of actual days elapsed from and including the original Closing Day for such Accepted Note to but excluding the date of such payment, and the denominator of which is 360, and (2) the costs and expenses (if any) incurred by such Purchaser or its Affiliates with respect to any interest rate, currency exchange or similar agreement entered into by the Purchaser or any such Affiliate in connection with the delayed closing of such Accepted Notes.

In no case shall the Delayed Delivery Fee be less than zero. The delayed Delivery Fee described in clause (b) above shall be paid in the currency in which the Accepted Notes are denominated. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 2B(7). Notwithstanding the foregoing, no Delayed Delivery Fee shall be payable in connection with the closing of the purchase and sale of any Accepted Shelf Note if the Company shall have timely satisfied all conditions precedent set forth in Section 4B (other than (i) the condition precedent in Section 4B(2) to the extent it pertains to the payment of the Delayed Delivery Fee provided for in this Section 2B(8)(iii), and (ii) the condition precedent in Section 4B(8)).

2B(8)(iv) Cancellation Fee. If the Company at any time notifies PIM in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if PIM notifies the Company in writing under the circumstances set forth in the penultimate sentence of Section 2B(7) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if, due to the action or inaction of the Company, the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company shall pay to or as directed by PIM in immediately available funds on the Cancellation Date an amount (the “Cancellation Fee”) equal to:

(a) in the case of an Accepted Note denominated in Dollars, the product of (1) the principal amount of such Accepted Note, and (2) the quotient (expressed in decimals) obtained by dividing (y) the excess of the ask price (as determined by PIM) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by PIM) of the Hedge Treasury Note(s) on the Acceptance Day for such Accepted Note by (z) such bid price, with the foregoing bid and ask prices as reported by such publicly available source of such market data as is then customarily used by PIM, and rounded to the second decimal place; and

(b) in the case of an Accepted Note denominated in a currency other than Dollars, the aggregate of all unwinding costs incurred by such Purchaser or its Affiliates on positions executed by or on behalf of such Purchaser or such Affiliates in connection with such Accepted Note, including the proposed lending in such currency and fixing the coupon in such currency; provided, however, that any gain realized upon the unwinding of any such positions shall be offset against any such unwinding costs. Such positions include (without limitation) currency and interest rate swaps, futures and forwards, government bond (including U.S. Treasury bond) hedges and currency exchange contracts, all of which may be subject to substantial price volatility. Such costs may also include (without limitation) losses incurred by such Purchaser or its Affiliates as a result of fluctuations in exchange rates. All unwinding costs incurred by such Purchaser shall be determined by such Purchaser or its Affiliate in accordance with generally accepted financial practice.

In no case shall the Cancellation Fee be less than zero.

3	SERIES A CLOSING.

The sale and purchase of the Series A Notes to be purchased by the Series A Purchasers shall occur at the offices of Bingham McCutchen LLP, Three Embarcadero Center, San Francisco, California 94111, at 9:00 a.m., Pacific time, at a closing on July 24, 2008 (the “Series A Closing Day”). On the Document Delivery Date, the Company will deliver to each Series A Purchaser the Series A Notes to be purchased by such Series A Purchaser in the form of a single Series A Note (or such greater number of Series A Notes in denominations of at least $1,000,000 as it may request), dated the date of the Series A Closing Day, and registered in such Series A Purchaser’s name (or in the name of its nominee), against delivery by such Series A Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds as set forth in the Funding Instruction Letter set forth as Exhibit D. If on the Series A Closing Day the Company shall fail to tender such Notes as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to the satisfaction of any Series A Purchaser (and not waived thereby), such Series A Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights it may have by reason of such failure or such nonfulfillment.

4	CONDITIONS TO CLOSING.

The obligation of any Purchaser to purchase and pay for any Notes is subject to the fulfillment to its satisfaction, on or before the applicable Document Delivery Date, of the following conditions:

4A CONDITIONS TO SERIES A CLOSING

4A(1) Delivery of Revolving Credit Agreement and Modifications Thereto. (i) The Company and Guarantors shall have entered into amendments or other modifications of the Revolving Credit Agreement as necessary to permit the Company and the Guarantors to enter into this Agreement, (ii) such amendments or other modifications shall be in form and substance reasonably satisfactory to PIM, and (iii) PIM shall have received copies of the Revolving Credit Agreement and all such amendments or other modifications, accompanied by an Officer’s Certificate certifying such copies as being true, correct and complete copies of the Revolving Credit Agreement and such amendments or other modifications.

4A(2) Payment of Special Counsel Fees. Without limiting the provisions of Section 16.1, the Company shall have paid on or before the Series A Closing Day the reasonable fees, charges and disbursements of the special counsel of the Series A Purchasers referred to in Section 4B(1)(g), to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Series A Closing Day.

4A(3) Consents. The Series A Purchasers shall have received evidence satisfactory to it that all government, contractual and other third-party approvals and consents, if any, necessary to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents as of the Series A Closing Day have been obtained.

4A(4) Structuring Fee. The Company shall have paid to or as directed by PIM in immediately available funds the Structuring Fee.

4B CONDITIONS TO EACH CLOSING.

4B(1) Certain Documents. Except as PIM may otherwise agree in writing, each Purchaser that is purchasing Notes on such Closing Day shall have received (or PIM shall have received on such Purchaser’s behalf) the following, each dated the applicable Closing Day and in form and substance reasonably satisfactory to PIM:

(a) The Note(s) to be purchased by such Purchaser;

(b) an Officer’s Certificate from the general partner of the Company, certifying that the conditions specified in Sections 4B(3), 4B(4) and 4B(5) have been fulfilled;

(c) certified copies of the resolutions of each Credit Party, authorizing the execution and delivery of the Transaction Documents relating to such Note purchase and to which such Credit Party is a party (and, in the case of such resolutions of the Board of Directors of the general partner of the Company, authorizing the issuance of the applicable Series of Notes by the Company), and of all documents evidencing other necessary corporate or similar action and governmental approvals, if any, with respect to the Transaction Documents and the applicable Series of Notes;

(d) a certificate of the Secretary or an Assistant Secretary of each of the Credit Parties (or, if such Person is a partnership, of its general partner), certifying the names and true signatures of the officers of such Person authorized to sign the Transaction Documents relating to such Note purchase and to which such Credit Party is a party;

(e) certified copies of the articles or certificate of incorporation (or similar charter document) and by-laws, operating agreement or partnership agreement, as applicable, of each Credit Party;

(f) favorable opinions addressed to each Purchaser purchasing Notes on such Closing Day of (i) Latham & Watkins LLP, special counsel for the Credit Parties (or other counsel reasonably acceptable to PIM), satisfactory to such Purchaser in its sole discretion (in the case of the Series A Closing Day) and, in the case of any Closing Day other than the Series A Closing Day, substantially similar in form to the opinion rendered by Latham & Watkins LLP on the Series A Closing Day and satisfactory to such Purchaser in its reasonable discretion, (ii) Venable LLP, special Maryland counsel for the Credit Parties (or other counsel reasonably acceptable to PIM), satisfactory to such Purchaser in its sole discretion (in the case of the Series A Closing Day) and, in the case of any Closing Day other than the Series A Closing Day, substantially similar in form to the opinion rendered by Venable LLP on the Series A Closing Day and satisfactory to such Purchaser in its reasonable discretion, and (iii) Haynes and Boone, LLP, special Texas counsel for the Credit Parties (or other counsel reasonably acceptable to PIM), satisfactory to such Purchaser in its sole discretion (in the case of the Series A Closing Day) and, in the case of any Closing Day other than the Series A Closing Day, substantially similar in form to the opinion rendered by Haynes and Boone, LLP on the Series A Closing Day and satisfactory to such Purchaser in its reasonable discretion. The Company hereby directs each such counsel to deliver such opinions, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion;

(g) a favorable opinion of Bingham McCutchen LLP, special counsel for PIM and the Purchasers, as to such matters incident to the matters herein contemplated related to the Series A Notes as such Purchaser reasonably requests;

(h) a good standing or similar certificate for (i) with respect to the Series A Closing Day, each Credit Party, the Company and the Parent Guarantor, and (ii) with respect to each Closing Day thereafter, the Company and the Parent Guarantor, in each case from the appropriate Governmental Authority of its jurisdiction of organization, dated as of a recent date, and such other evidence of the status of such Persons as such Purchaser may reasonably request; and

(i) additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser in a timely manner.

4B(2) Payment of Fees. The Company shall have paid to or as directed by PIM any fees due pursuant to or in connection with this Agreement, including the Issuance Fee due pursuant to Section 2B(8)(ii) and any Delayed Delivery Fee due pursuant to Section 2B(8)(iii).

4B(3) Representations and Warranties. Except as disclosed to PIM in writing and approved by PIM in writing, the representations and warranties of the Credit Parties in Section 5 hereof shall, in each case, be correct when made and on and as of such Closing Day (except where limited to an earlier date, in which case the same shall have been correct as of such earlier date).

4B(4) Performance; No Default. Each of the Credit Parties shall have performed and complied with all unwaived agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Closing Day, and after giving effect to the issue and sale of the applicable Series of Notes (and the application of the proceeds thereof pursuant to the requirements of Section 5.14) no Default or Event of Default shall have occurred and be continuing.

4B(5) Changes in Structure. The Company shall not have changed its jurisdiction of organization or, except as otherwise permitted under this Agreement, been the subject of any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other Person (except as permitted by Section 10.4), at any time following the date of the most recent financial statements referred to in Section 5.5.

4B(6) Purchase Permitted By Applicable Law, etc. Each Purchaser’s purchase of Notes on such Closing Day shall (i) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System), and (iii) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by any Purchaser of Notes on such Closing Day, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as it may reasonably specify (and to which the Parent Guarantor can properly certify) to enable such Purchaser to determine whether such purchase is so permitted.

4B(7) Private Placement Number. A Private Placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) or any then-applicable equivalent shall have been obtained for each Series of Notes to be issued on the applicable Closing Day.

4B(8) Proceedings and Documents. All corporate, organizational and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to each Purchaser purchasing Notes on the applicable Closing Day and its U.S. special counsel, and each such Purchaser and its U.S. special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such counsel may reasonably request.

5	REPRESENTATION AND WARRANTIES OF THE COMPANY.

Each Credit Party represents and warrants to each Purchaser that:

5.1 Organization; Power and Authority.

Each Credit Party is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Credit Party has the requisite organizational power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Transaction Documents to which it is a party and to perform the provisions of such Transaction Documents. The Parent Guarantor is organized in conformity with the requirements for qualification as a REIT under the Code, and its method of operation enables it to meet the requirements for qualification and taxation as a REIT under the Code.

5.2 Authorization, etc.

This Agreement, the Notes and the other Transaction Documents to which any Credit Party is a party have been duly authorized by all necessary organizational action on the part of such Credit Party, and each of this Agreement and such other Transaction Documents (other than the Notes) constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of each Credit Party that is party to such Transaction Document enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3 Disclosure.

Neither this Agreement nor any other document, certificate or written statement furnished to PIM by or on behalf of the Company or the other Credit Parties in connection herewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances under which they were made. There is no fact known to the Company or any other Credit Party that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to PIM by or on behalf of the Company or the other Credit Parties specifically for use in connection with the transactions contemplated hereby or filed with the SEC at least one Business Day prior to the date this representation is made or repeated. Since the date of the most recent audited balance sheet delivered pursuant to Section 7.2, or if no such balance sheet has been delivered, the most recent audited balance sheet referred to in Section 5.5, there has been no change in the financial condition, operations, business, properties or prospects of the Company, the Parent Guarantor or any Subsidiary except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to PIM by or on behalf of the Company or the other Credit Parties specifically for use in connection with the transactions contemplated hereby or filed with the SEC at least one Business Day prior to the date this representation is made or repeated.

5.4 Organization; Power and Authority.

(a) Schedule 5.4 contains complete and correct lists as of the Series A Closing Day of each of the Credit Parties (including the Company and the Parent Guarantor) and its Subsidiaries, showing, as to each such Person, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by other Credit Parties or other Persons.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company or the Parent Guarantor and their respective Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company, the Parent Guarantor or another Subsidiary free and clear of any Lien (other than Liens on Equity Interests in Property-Level Subsidiaries securing Non-Recourse Debt permitted under Section 10.2(b)(vii) hereof).

5.5 Financial Statements.

The Company has furnished PIM with the following financial statements: (i) Consolidated balance sheets of the Parent Guarantor and its Subsidiaries as of December 31, 2005, 2006 and 2007 and as of the last day in each of the fiscal years completed thereafter and prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released), and Consolidated statements of income and cash flows of the Parent Guarantor and its Subsidiaries for each such year, all certified by independent certified public accountants of recognized international standing; and (ii) unaudited Consolidated balance sheets of the Parent Guarantor and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of the most recent fiscal year (other than quarterly periods completed within 45 days (in the case of the first three fiscal quarters) or 70 days (in the case of the fourth fiscal quarter) prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and unaudited Consolidated statements of income and, solely for the first three fiscal quarters, cash flows of the Parent Guarantor and its Subsidiaries for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods. Such financial statements (including any related schedules and/or notes) have been prepared in accordance with generally accepted accounting principals as in effect from time to time in the United States of America (subject, as to interim statements, to changes resulting from year-end adjustments) consistently applied throughout the periods involved and show all liabilities, direct and contingent, of the Parent Guarantor and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the consolidated financial condition of the Parent Guarantor and its Subsidiaries as at the dates thereof, and the statements of income and cash flows fairly present the consolidated financial results of the operations of the Parent Guarantor and its Subsidiaries and their cash flows for the periods indicated. The Parent Guarantor and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in writing to PIM. No event has occurred since the end of the most recent fiscal year for which such audited financial statements have been furnished which has had or would reasonably be expected to have a Material Adverse Effect.

5.6 Compliance with Laws; Other Instruments, etc.

The execution, delivery and performance by each Credit Party of the Transaction Documents to which it is a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any Credit Party or any of its

Subsidiaries under, any material indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, or any corporate charter (or similar constitutive documents) or bylaws (or similar documents), or any other material agreement or instrument to which any Credit Party or any of its Subsidiaries is bound or by which any Credit Party or any of its Subsidiaries or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority by which any Credit Party or any of its Subsidiaries is bound, or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Credit Party or any of its Subsidiaries.

5.7 Governmental Authorizations, etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Credit Party of this Agreement, the Notes or the other Transaction Documents to which such Person is a party except such consents, approvals or authorizations previously obtained and are in full force and effect.

5.8 Litigation; Observance of Agreements, Statutes and Orders.

(a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of any Credit Party, threatened against or affecting the Parent Guarantor, the Company or any of their respective Subsidiaries or any property of the Parent Guarantor, the Company or any of their respective Subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Authority (including, without limitation, the matters disclosed in Schedule 5.8 (the “Disclosed Litigation”) that, if adversely determined, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) None of the Parent Guarantor, the Company or any of their respective Subsidiaries is in default under any term of any material agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority by which it is bound, or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.9 Taxes.

The Parent Guarantor, the Company and their respective Subsidiaries have filed all Material income tax returns that, to the knowledge of each Credit Party, are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments received by such Credit Party or Subsidiary and levied upon them or their properties, assets, income or franchises, before they have become delinquent, except for any taxes and assessments being contested in accordance with Section 9.2. None of the Credit Parties knows of any basis for any other tax or assessment that would reasonably be expected to have a Material Adverse Effect.

5.10 Title to Property; Leases.

(a) The Parent Guarantor, the Company and their respective Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet delivered pursuant to Section 7.2, or if no such balance sheet has been delivered, the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Parent Guarantor, the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business or as otherwise permitted hereunder), in each case free and clear of Liens prohibited by this Agreement.

(b) Set forth on Schedule 5.10(b) hereto is a complete and accurate list of all material Real Property owned by any Credit Party or any of its Subsidiaries, showing as of the date hereof, and as of each other date Schedule 5.10(b) is required to be supplemented pursuant to Section 7.8, the street address, county or other relevant jurisdiction, state, record owner and book value thereof. Each Credit Party or such Subsidiary has good, marketable and insurable fee simple title to such Real Property, free and clear of all Liens, other than Liens created or permitted by the Transaction Documents.

(c) Set forth on Schedule 5.10(c) hereto is a complete and accurate list of all leases of material Real Property under which any Credit Party or any of its Subsidiaries is the lessee, showing as of the date hereof, and as of each other date Schedule 5.10(c) is required to be supplemented pursuant to Section 7.8, the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. To the best of each Credit Party’s knowledge, each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(d) Each of the Assets listed on Schedule II satisfies all Unencumbered Asset Conditions, except to the extent as otherwise set forth in Schedule II or, with respect to Assets added after the Series A Closing Day, waived in writing by the Required Holders. The Credit Parties are the legal and beneficial owners (either in fee or leasehold, as applicable) of the Unencumbered Assets free and clear of any Lien, except for the Liens permitted under the Transaction Documents.

5.11 Licenses, Permits, etc.

(a) The Parent Guarantor, the Company and their respective Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, without known conflict with the rights of others, that failure to own or possess, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) To the best knowledge of each Credit Party, no product of the Parent Guarantor, the Company or any of their respective Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, where such infringement would reasonably be expected to have a Material Adverse Effect.

(c) To the best knowledge of each Credit Party, there is no Material violation by any Person of any right of the Parent Guarantor, the Company or any of their respective Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Parent Guarantor, the Company or any of their respective Subsidiaries that is not being contested in good faith by the Credit Parties and their Subsidiaries or would not otherwise reasonably be expected to have a Material Adverse Effect.

5.12 Compliance with ERISA.

(a) The Parent Guarantor, the Company, each Subsidiary and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. None of the Parent Guarantor, the Company, any Subsidiary or any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Parent Guarantor, the Company, any Subsidiary or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Parent Guarantor, the Company, any Subsidiary or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 4068 of ERISA or the Pension Funding Rules, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA. Following the effective date of the Pension Act, for any Plan which is subject to the Pension Funding Rules, the funding target attainment percentage, within the meaning of Section 303 of ERISA or Section 430 of the Code, for such Plan is not less than 100%.

(c) The Parent Guarantor, the Company, the Subsidiaries and their ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d) The expected postretirement benefit obligation (determined as of the last day of the Parent Guarantor’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Parent Guarantor, the Company and their respective Subsidiaries is not Material.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which (x) a Material tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code on the Parent Guarantor, the Company, the Subsidiaries or their ERISA Affiliates or (y) any tax could be imposed pursuant to section 4975(c)(1)(A)-(D) on any Purchaser. The representation by the Credit Parties to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

5.13 Private Offering.

Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 10 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or the registration requirements of any securities or blue sky laws of any applicable jurisdiction. Without limiting the foregoing, neither PIM nor any Prudential Affiliate shall be deemed to be acting on behalf of the Company for purposes of this Section 5.13.

5.14 Use of Proceeds; Margin Regulations.

None of the proceeds of the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15 Existing Debt; Liens.

(a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Debt for Borrowed Money of the Parent Guarantor, the Company and their respective Subsidiaries having a principal amount of at least $1,000,000 as of March 31, 2008 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and full-recourse guaranties thereof, if any, and the maturity date and amortization schedule therefor) which Debt will be outstanding as of the Series A Closing Day (after giving effect to the application of proceeds of the Series A Notes), and from March 31, 2008 to the Series A Closing Day there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the such of the Parent Guarantor, the Company or any of their respective Subsidiaries (other than payments of principal and interest in accordance with the documents governing such Debt). None of the Parent Guarantor, the

Company nor any Subsidiary is in default, and no waiver (other than a permanent waiver) of default is currently in effect, in the payment of any principal or interest on any such Debt of the Parent Guarantor, the Company or such Subsidiary and no event or condition exists with respect to any such Debt of the Parent Guarantor, the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause Debt in an aggregate principal amount in excess of $30,000,000 to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Set forth on Schedule 5.15 hereto is a complete and accurate list as of the Series A Closing Day of all Liens on the property or assets of any Credit Party or, with respect to Debt for Borrowed Money, any of its Subsidiaries, securing, in each case, obligations in a principal amount of at least $1,000,000, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Credit Party or such Subsidiary subject thereto.

5.16 Foreign Assets Control Regulations, etc.

(a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) None of the Parent Guarantor, the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated National and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order, or (ii) engages in any dealings or transactions with any such Person. The Parent Guarantor, the Company and their respective Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such act applies to the Company.

5.17 Status under Certain Statutes.

None of the Parent Guarantor or any of its Subsidiaries is required to be registered under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

5.18 Solvency. Immediately after giving effect to the incurrence of Debt evidenced by the Notes, the use of the proceeds thereof and the payment of all estimated legal, accounting and other fees and expenses related to the foregoing, each Credit Party will be “Solvent,” (taking into account any and all rights of contribution) meaning: (a) the fair market value of such Credit Party’s assets, on a going concern basis, will be in excess of the amount that will be required to be paid on or in respect of its existing debts and other liabilities (including contingent liabilities) as they mature; (b) such Credit Party will not have unreasonably small capital to carry on its business as conducted or as proposed to be conducted; and (c) such Credit Party does not intend to or believe that it will incur debts beyond its ability to generally pay such debts as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its obligations).

5.19 Hostile Tender Offers. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

5.20 Excluded Subsidiaries. Set forth on Schedule 5.20 is a complete and accurate list of all Excluded Subsidiaries and their respective Excluded Subsidiary Agreements (if any) existing on the Series A Closing Day.

5.21 Environmental Matters.

(a) None of the Parent Guarantor, the Company or any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Parent Guarantor, the Company or any of their respective Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(b) None of the Parent Guarantor, the Company or any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, against the Parent Guarantor or its Subsidiaries of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to properties now or formerly owned, leased or operated by any of them, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(c) None of the Parent Guarantor, the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them nor has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws, in each case in any manner that would reasonably be expected to result in a Material Adverse Effect; and

(d) All buildings on all real properties now owned, leased or operated by the Parent Guarantor, the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply would not reasonably be expected to result in a Material Adverse Effect.

6	REPRESENTATIONS OF THE PURCHASERS.

6.1 Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser severally represents and warrants that it is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that neither the Company nor any other Credit Party is required to register the Notes.

6.2 Source of Funds.

Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1, or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, as of the last day of its most recent calendar quarter, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such QPAM, and (ii) the names of all employee benefit plans whose assets managed by the QPAM in the investment fund, when combined with the assets of other plans established or maintained by the same employer (or affiliate thereof described in Section V(c)(1) of the QPAM Exemption) or by the same employee organization, represent 10% or more of the assets of the investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM, and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, or one or more plans, within the meaning of Section 4975 of the Code, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include “plan assets,” within the meaning of Department of Labor Regulations Section 2510.3-101, as modified by Section 3(42) of ERISA, of any employee benefit plan subject to the fiduciary responsibility provisions of Title I of ERISA or of any plan to which Section 4975 of the Code applies.

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan”, and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

7	INFORMATION AS TO THE COMPANY.

The Parent Guarantor and the Company covenant that during the Issuance Period and so long thereafter as any Notes remain outstanding or any amounts owing under the Transaction Documents remain unpaid, the Parent Guarantor and the Company will furnish to each Significant Holder:

7.1 Default Notice. As soon as possible and in any event within three days after a Responsible Officer obtains knowledge of the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect, in each case, if continuing on the date of such statement, a statement of the Chief Financial Officer (or other Responsible Officer) of the Parent Guarantor setting forth details of such Default or such event, development or occurrence and the action that the Parent Guarantor has taken and proposes to take with respect thereto.

7.2 Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Parent Guarantor and its Subsidiaries, including therein Consolidated balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and a Consolidated statement of cash flows of the Parent Guarantor and its Subsidiaries for such Fiscal Year (it being acknowledged that a copy of the annual audit report filed by the Parent Guarantor with the Securities and Exchange Commission shall satisfy the foregoing requirements), in each case accompanied by an opinion reasonably acceptable to the Required Holders of KPMG LLP or other independent public accountants of recognized standing reasonably acceptable to the Required Holders, together with (i) a certificate of such accounting firm to the Significant Holders stating that in the course of the regular audit of the business of the Parent Guarantor and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default with respect to Section 11 has occurred and is continuing, or if, in the opinion of such accounting firm, a Default with respect to Section 11 has occurred and is continuing, a statement as to the nature thereof, (ii) to the extent available, a schedule in form reasonably satisfactory to the Required Holders of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 11, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Parent Guarantor shall also provide, if necessary for the determination of compliance with Section 11, a statement of reconciliation conforming such financial statements to GAAP, and (iii) a certificate of the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Parent Guarantor stating that such financial statements have been prepared in accordance with generally accepted accounting principals as in effect from time to time in the United States of America and that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent Guarantor has taken and proposes to take with respect thereto.

7.3 Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year (and as soon as available and in any event within 70 days after the fourth fiscal quarter of any Fiscal Year, a supplemental schedule that contains the applicable financial information for the fourth fiscal quarter of such Fiscal Year as provided to the SEC on Form 8K), Consolidated balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter (provided that such statements of cash flows shall be required to be provided only with respect to the first three fiscal quarter of each Fiscal Year), setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Parent Guarantor as having been prepared in accordance with generally accepted accounting principals as in effect from time to time in the United States of America (it being acknowledged that a copy of the quarterly financials filed by the Parent Guarantor with the Securities and Exchange Commission shall satisfy the foregoing requirements), together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent Guarantor has taken and proposes to take with respect thereto, and (ii) a schedule in form reasonably satisfactory to the Required Holders of the computations used by the Parent Guarantor in determining compliance with the covenants contained in Section 11, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Parent Guarantor shall also provide, if necessary for the determination of compliance with Section 11, a statement of reconciliation conforming such financial statements to GAAP.

7.4 Unencumbered Assets Certificate. As soon as available and in any event within (i) 45 days after the end of each of the first three quarters of each Fiscal Year, and (ii) 70 days after the end of the fourth quarter of each Fiscal Year, an Unencumbered Assets Certificate, as at the end of such quarter, certified by the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Parent Guarantor.

7.5 Unencumbered Assets Financials. As soon as available and in any event within (i) 45 days after the end of each of the first three quarters of each Fiscal Year, and (ii) 70 days after the end of the fourth quarter of each Fiscal Year, financial information in respect of all Unencumbered Assets, in form and detail satisfactory to the Required Holders.

7.6 Annual Budgets. As soon as available and in any event no later than 90 days after the end of each Fiscal Year, forecasts prepared by management of the Parent Guarantor, in form satisfactory to the Required Holders, of balance sheets, income statements and cash flow statements on a monthly basis for the then current Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Termination Date (as defined in the Revolving Credit Agreement).

7.7 Material Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Credit Party or any of its Subsidiaries of the type described in Section 5.8, and promptly after the occurrence thereof, notice of any material adverse change in the status or the financial effect on any Credit Party or any of its Subsidiaries of the Disclosed Litigation from that described on Schedule 5.8 hereto.

7.8 Real Property. As soon as available and in any event within 90 days after the end of each Fiscal Year, a report supplementing Schedule 5.10(b) and Schedule 5.10(c) hereto, including an identification of all owned and leased real property disposed of by any Credit Party or any of its Subsidiaries during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all Real Property acquired or leased by any Credit Party or any of its Subsidiaries during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete.

7.9 Assets Report. As soon as available and in any event within 90 days after the end of each quarter of each Fiscal Year, a report listing all Assets of the Parent Guarantor and its Subsidiaries as of the end of such quarter in form and substance reasonably satisfactory to the Required Holders.

7.10 Environmental Conditions. Written notice thereof (i) promptly upon a Responsible Officer of a Credit Party obtaining knowledge of any material violation of any Environmental Law affecting any Asset or the operations thereof or the operations of any of its Subsidiaries, (ii) promptly upon obtaining knowledge of any known release, discharge or disposal of any Hazardous Materials at, from, or into any Asset which it reports in writing or is reportable by it in writing to any governmental authority and which is material in amount or nature or which could reasonably be expected to materially adversely affect the value of such Asset, (iii) promptly upon a Credit Party’s receipt of any notice of material violation of any Environmental Laws or of any material release, discharge or disposal of Hazardous Materials in violation of any Environmental Laws or any matter that may result in an Environmental Action, including a notice or claim of liability or potential responsibility from any third party (including, without limitation, any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) such Credit Party’s or any other Person’s operation of any Asset, (B) contamination on, from or into any Asset, or (C) investigation or remediation of off-site locations at which such Credit Party or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Materials, or (iv) upon a Responsible Officer of such Credit Party obtaining knowledge that any expense or loss has been incurred by such governmental authority in connection with the assessment, containment, removal or remediation of any Hazardous Materials with respect to which such Credit Party or any Joint Venture may be liable or for which a Lien may be imposed on any Asset, provided that any of the events described in clauses (i) through (iv) above would have a Material Adverse Effect or could reasonably be expected to result in an Environmental Action with respect to any Unencumbered Asset.

7.11 Unencumbered Asset Conditions. Promptly after discovery by a Responsible Officer of a Credit Party of any condition or event which causes any of the Assets listed as Unencumbered Assets on Schedule II hereto no longer to comply with the requirements set forth in the definition of Unencumbered Asset Conditions, provide written notice thereof.

7.12 Other Information. Promptly after any request therefor, such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Credit Party or any of its Subsidiaries as any Significant Holder may from time to time reasonably request.

8	PREPAYMENT OF THE NOTES.

The Series A Notes and any Shelf Notes shall be subject to required prepayment as and to the extent provided in Section 8.1. The Series A Notes and any Shelf Notes shall also be subject to prepayment under the circumstances set forth in Section 8.2.

8.1 Required Prepayments.

(a) Series A Notes. As provided therein, the entire unpaid principal balance of the Series A Notes shall be due and payable on the stated maturity date thereof.

(b) Shelf Notes. Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series; provided that upon any partial prepayment of any Series of Shelf Notes pursuant to Section 8.2, the principal amount of each required prepayment thereof becoming due on and after the date of such partial prepayment shall be reduced in the same proportion as the aggregate principal amount of such Series of Shelf Notes is reduced as a result of such prepayment.

8.2 Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes of any Series (to the exclusion of all other Series), in an amount not less than $1,000,000 (or in the equivalent of the currency in which the Notes of such Series are denominated) of the aggregate principal amount of the Notes of such Series then outstanding in the case of a partial prepayment, or such lesser principal amount of the Notes of such Series as shall then be outstanding, at 100% of the principal amount so prepaid, plus interest thereon to the prepayment date and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes of such Series written notice of each optional prepayment under this Section 8.2 not less than 5 Business Days and not more than 60 days prior to the date (which shall be a Business Day) fixed for such prepayment. Each such notice shall specify such date, the Series of Notes to be prepaid, the aggregate principal amount of such Notes to be prepaid on such date, the principal amount of each Note of such Series held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

8.3 Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes of each Series under Section 8.2, the principal amount prepaid shall be allocated among the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.

8.4 Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5 Purchase of Notes.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.6 Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 13.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Implied British Pound Yield” means, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page 0#GBBMK” on the Reuters Screen (or such other display as may replace “Page 0#GBBMK” on the Reuters Screen) for actively traded benchmark gilt-edged securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields are not reported as of such time or the yields reported shall not be ascertainable, (ii) the average of the yields for such securities as determined by Recognized British Government Bond Market Makers. Such implied yield will be determined, if necessary, by (a) converting quotations to bond-equivalent yields in accordance with accepted financial practice, and (b) interpolating linearly between (1) the actively benchmark traded gilt-edged securities with the maturity closest to and greater than the Remaining Average Life of such Called Principal, and (2) the actively traded benchmark gilt-edged securities with the maturity closest to and less than the Remaining Average Life of such Called Principal.

“Implied Canadian Dollar Yield” means, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page 0#CABMK” on the Reuters Screen (or such other display as may replace “Page 0#CABMK” on the Reuters Screen) for actively traded benchmark Canadian Government bonds having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields are not reported as of such time or the yields reported shall not be ascertainable, (ii) the average of the yields for such securities as determined by Recognized Canadian Government Bond Market Makers. Such implied yield will be determined, if necessary, by (a) converting quotations to bond-equivalent yields in accordance with accepted financial practice, and (b) interpolating linearly between (1) the actively traded benchmark Canadian Government bonds with the maturity closest to and greater than the Remaining Average Life of such Called Principal, and (2) the actively traded benchmark Canadian Government bonds with the maturity closest to and less than the Remaining Average Life of such Called Principal.

“Implied Dollar Yield” means, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date on the display designated as “Page PX1” on Bloomberg Financial Markets (“Bloomberg”) (or, if Bloomberg shall cease to report such yields on Page PX1 or shall cease to be PIM’s customary source of information for calculating make-whole amounts on privately placed notes, then such source as is then PIM’s customary source of such information), or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the second Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice, and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life of such Called Principal, and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life of such Called Principal.

“Implied Euro Yield” means, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page 0#DEBMK” on the Reuters Screen (or such other display as may replace “Page 0#DEBMK” on the Reuters Screen) for the actively traded benchmark German Bunds having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields are not reported as of such time or the yields reported shall not be ascertainable, (ii) the average of the yields for such securities as determined by Recognized German Bund Market Makers. Such implied yield will be determined, if necessary, by (a) converting quotations to bond-equivalent yields in accordance with accepted financial practice, and (b) interpolating linearly between (1) the actively traded benchmark German Bunds with the maturity closest to and greater than the Remaining Average Life of such Called Principal, and (2) the actively traded benchmark German Bunds with the maturity closest to and less than the Remaining Average Life of such Called Principal.

“Implied Swiss Franc Yield” means, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page 0#CHBMK” on the Reuters Screen (or such other display as may replace “Page 0#CHBMK” on the Reuters Screen) for the actively traded benchmark Swiss Government bonds having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields are not reported as of such time or the yields reported shall not be ascertainable, (ii) the average of the yields for such securities as determined by Recognized Swiss Government Bond Market Makers. Such implied yield will be determined, if necessary, by (a) converting quotations to bond-equivalent yields in accordance with accepted financial practice, and (b) interpolating linearly between (1) the actively traded benchmark Swiss Government bonds with the maturity closest to and greater than the Remaining Average Life of such Called Principal, and (2) the actively traded benchmark Swiss Government bonds with the maturity closest to and less than the Remaining Average Life of such Called Principal.

“Recognized British Government Bond Market Makers” means two internationally recognized dealers of gilt edged securities reasonably selected by PIM.

“Recognized Canadian Government Bond Market Makers” means two internationally recognized dealers of Canadian Government bonds reasonably selected by PIM.

“Recognized German Bund Market Makers” means two internationally recognized dealers of German Bunds reasonably selected by PIM.

“Recognized Swiss Government Bond Market Makers” means two internationally recognized dealers of Swiss Government bonds reasonably selected by PIM.

“Reinvestment Yield” means, with respect to the Called Principal of any Note denominated in (i) Dollars, 0.50% plus the Implied Dollar Yield, (ii) British Pounds, the Implied British Pound Yield, (iii) Canadian Dollars, the Implied Canadian Dollar Yield, (iv) Euros, the Implied Euro Yield, and (v) Swiss Francs, the Implied Swiss Franc Yield. The Reinvestment Yield will be rounded to that number of decimals as appears in the coupon for the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 13.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2, or has become or is declared to be immediately due and payable pursuant to Section 13.1, as the context requires.

9	AFFIRMATIVE COVENANTS

During the Issuance Period and for so long thereafter as any of the Notes are outstanding or any amounts owing under the Transaction Documents remain unpaid, each Credit Party covenants that it will:

9.1 Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970; provided, however, that the failure to comply with the provisions of this Section 9.1 shall not constitute a default hereunder so long as such non-compliance is the subject of a Good Faith Contest.

9.2 Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property, and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Credit Parties nor any of their Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is the subject of a Good Faith Contest, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable by the holder of such Lien.

9.3 Compliance with Environmental Laws. (i) Comply, and cause each of its Subsidiaries to comply, and to take commercially reasonably steps to ensure that all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits, except where such non-compliance could not reasonably be expected to result in a Material Adverse Effect; (ii) obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect; and (iii) conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws, except where failure to do the same could not reasonably be expected to result in a Material Adverse Effect; provided, however, that neither the Credit Parties nor any of their Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is the subject of a Good Faith Contest.

9.4 Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Credit Party or such Subsidiaries operate.

9.5 Preservation of Partnership or Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence (corporate or otherwise), legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises, except, in the case of Subsidiaries of the Company only, if in the reasonable business judgment of such Subsidiary it is in its best economic interest not to preserve and maintain such rights or franchises and such failure to preserve such rights or franchises is not reasonably likely to result in a Material Adverse Effect (it being understood that the foregoing shall not prohibit, or be violated as a result of, any transactions by or involving any Credit Party or Subsidiary thereof otherwise permitted under Section 10.4 or Section 10.5 below).

9.6 Visitation Rights. At any reasonable time and from time to time, permit any Significant Holder, or any agent or representatives thereof (in each case at such Significant Holder’s expense other than during the continuance of an Event of Default) to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, any Credit Party and any of its Subsidiaries, and to discuss the affairs, finances and accounts of any Credit Party and any of its Subsidiaries with any of their general partners, managing members, officers or directors.

9.7 Keeping of Books. Keep, and cause each of its active Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Credit Party and each such Subsidiary in accordance with generally accepted accounting principals as in effect from time to time in the United States of America.

9.8 Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and will from time to time make or cause to be made all appropriate repairs, renewals and replacement thereof except where failure to do so would not have a Material Adverse Effect.

9.9 Transactions with Affiliates and Excluded Subsidiaries. Conduct, and cause each of its Subsidiaries to conduct, all transactions with any of their Affiliates (other than transactions exclusively among or between the Credit Parties) or with any Excluded Subsidiary on terms that are fair and reasonable and no less favorable to such Credit Party or such Subsidiary than it would obtain at the time in a comparable arm’s-length transaction with a Person not an Affiliate.

9.10 Covenant to Guarantee Obligations. Each applicable Credit Party shall, in each case at its expense:

(a) Within 15 days after any Excluded Subsidiary Agreement terminates or otherwise becomes ineffective as to the Excluded Subsidiary party to such agreement, cause such Excluded Subsidiary (other than a Foreign Subsidiary) to duly execute and deliver to the holders of Notes a Joinder to Multiparty Guaranty in substantially the form of Exhibit E, or such other guaranty supplement in form and substance satisfactory to the Required Holders, guaranteeing the obligations of the other Credit Parties under the Transaction Documents, unless such Excluded Subsidiary (or a related Excluded Subsidiary) shall incur Non-Recourse Debt permitted under Section 10.2(b)(vii) within 60 days after the termination of such Excluded Subsidiary Agreement, and in such case the agreement in respect of such Non-Recourse Debt shall be deemed to be an Excluded Subsidiary Agreement and the Company shall promptly deliver to each Significant Holder an amended Schedule 5.20 that sets forth such agreement in respect of such Non-Recourse Debt opposite the name of such Excluded Subsidiary.

(b) Within 15 days after the formation or acquisition of any new direct or indirect Subsidiary (other than a Foreign Subsidiary) by any Credit Party, cause each such Subsidiary (other than a Subsidiary (x) that is prohibited by the terms of any loan agreement or indenture or other agreement to which it or a related Excluded Subsidiary is a party (or a default under any such agreement would result therefrom) from providing guarantees of the obligations of the Credit Parties under the Transaction Documents, (y) that is being formed with the intent to incur Non-Recourse Debt permitted under Section 10.2(b)(vii) in respect of Assets that are not Unencumbered Assets, or (z) that is inactive or holds de minimis assets (any Subsidiary described in clauses (x), (y) or (z) of this parenthetical, a “Limited Subsidiary”)), and cause each direct and indirect parent of such Subsidiary that is not a Limited Subsidiary (if it has not already done so), to duly execute and deliver to the holders of Notes a Joinder to Multiparty Guaranty in substantially the form of Exhibit E hereto, or such other guaranty supplement in form and substance satisfactory to the Required Holders, guaranteeing the other Credit Parties’ obligations under the Transaction Documents, provided that upon the formation or acquisition of any Limited Subsidiary, each such Limited Subsidiary shall be deemed to be an Excluded Subsidiary and each such loan agreement or indenture or other material agreement (if any) that restricts such Limited Subsidiary from providing guarantees of the obligations of the Credit Parties under the Transaction Documents shall be deemed to be an Excluded Subsidiary Agreement, and the Company shall promptly deliver to each Significant Holder an amended Schedule 5.20 that sets forth such agreements or indentures in respect of such Non-Recourse Debt opposite the name of such Limited Subsidiary.

9.11 Additional Unencumbered Assets. Within 10 days after any request by the Company that any Asset (a “Proposed Unencumbered Asset”) be added as an Unencumbered Asset, in each case at the Company’s expense, furnish to each Significant Holder the following items:

(a) confirmation that the Credit Parties are in compliance with the covenants contained in Section 11 (both immediately before and on a pro-forma basis immediately after the addition of such Proposed Unencumbered Asset as an Unencumbered Asset), evidenced by a certificate of the Chief Financial Officer (or other Responsible Officer) of the Company delivered to each Significant Holder prior to such addition demonstrating such compliance;

(b) a certificate of the Chief Financial Officer (or other Responsible Officer) of the Company confirming that (i) such Proposed Unencumbered Asset has become an Unencumbered Asset pursuant to the requirements of the Revolving Credit Agreement, and (ii) such Asset satisfies all Unencumbered Asset Conditions (or, in the event that all Unencumbered Asset Conditions are not satisfied, specifying the Unencumbered Asset Conditions that are not satisfied, in which case such Proposed Unencumbered Asset shall not become an Unencumbered Asset unless the Required Holders shall have expressly consented in writing to the addition of such Proposed Unencumbered Asset as an Unencumbered Asset); and

(c) a revised Schedule II hereto reflecting the addition of such Proposed Unencumbered Asset.

9.12 Performance of Material Contracts. Perform and observe in all material respects all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce in all material respects each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Required Holders and, upon request of the Required Holders, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Credit Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.

9.13 Maintenance of REIT Status. In the case of the Parent Guarantor, at all times, conduct its affairs and the affairs of its Subsidiaries in a manner so as to continue to qualify as a REIT and not terminate or revoke its election to be treated as a REIT under all applicable laws, rules and regulations.

9.14 NYSE Listing. In the case of the Parent Guarantor, at all times cause its common shares to be duly listed on the New York Stock Exchange or other national stock exchange.

9.15 Sarbanes-Oxley. Comply at all times with all applicable provisions of Section 402(a) of Sarbanes-Oxley, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

9.16 Certain Excluded Subsidiaries. After the Series A Closing Day, (i) use best efforts to obtain such consents of lenders as may be required to permit those Subsidiaries (other than a Foreign Subsidiary) presently designated as Excluded Subsidiaries solely on the basis of restrictive provisions in their charters to become Guarantors hereunder, and (ii) within 10 days after obtaining any such required consents, (x) cause the applicable Subsidiary to execute and deliver to each holder of Notes a Joinder to Multiparty Guaranty in substantially the form of Exhibit E hereto, or such other guaranty supplement in form and substance satisfactory to the Required Holders, guaranteeing the other Credit Parties’ obligations under the Transaction Documents, and (y) deliver or cause the applicable Subsidiary to deliver an amended Schedule 5.20 that no longer lists such Subsidiary as an Excluded Subsidiary.

9.17 Most Favored Lender. If at any time hereafter the Revolving Credit Agreement or any of the Revolving Credit Documents is modified (a) to add covenants or events of default that are not provided for in this Agreement or the other Transaction Documents, or (b) to make covenants or events of default that are contained in the Revolving Credit Agreement or the other Revolving Credit Documents immediately prior to such modification (and that are contained in this Agreement or the other Transaction Documents immediately prior to such modification) more restrictive than such covenants or events of default were immediately prior to such modification, then (a) such additional or more restrictive covenants or events of default shall immediately and automatically be incorporated by reference in this Agreement as if set forth fully herein, mutatis mutandis, effective as of the time when such additional or more restrictive covenants or events of default become effective under the Revolving Credit Agreement or the other Revolving Credit Documents, and no such provision may thereafter be waived, amended or modified under this Agreement except pursuant to the provisions of Section 18.1, and (b) the Company shall promptly, and in any event within 5 Business Days of entering into any such modification, so advise each Significant Holder in writing. Thereafter, upon the request of the Required Holders, the Credit Parties shall enter into an amendment to this Agreement evidencing the incorporation of such incremental or more restrictive covenant or event of default.

9.18 Information Required by Rule 144A. Upon the request of any Significant Holder, provide to such holder, and to any Qualified Institutional Buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Parent Guarantor is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

10	NEGATIVE COVENANTS.

During the Issuance Period and for so long thereafter as any of the Notes are outstanding or any amounts owing under the Transaction Documents remain unpaid, each Credit Party covenants that it will not, at any time:

10.1 Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement (other than such financing statements filed solely as a precaution in respect of true leases entered in the ordinary course of business) that names such Credit Party or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except, in the case of the Credit Parties (other than the Parent Guarantor) and their respective Subsidiaries:

(a) Permitted Liens;

(b) Liens existing on the date hereof and described on Schedule 10.1;

(c) purchase money Liens upon or in equipment acquired or held by such Credit Party or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such equipment or to secure Debt incurred solely for the purpose of financing the acquisition of any such equipment to be subject to such Liens, or Liens existing on any such equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided, further, that the aggregate principal amount of the Debt secured by Liens permitted by this clause (c) shall not exceed the amount permitted under Section 10.2(b)(ii) at any time outstanding;

(d) Liens arising in connection with Capitalized Leases permitted under Section 10.2(b)(iii), provided that no such Lien shall extend to or cover any assets other than the assets subject to such Capitalized Leases;

(e) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with any Credit Party or any Subsidiary of any Credit Party or becomes a Subsidiary of any Credit Party, provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with such Credit Party or such Subsidiary or acquired by such Credit Party or such Subsidiary;

(f) other Liens securing Non-Recourse Debt permitted under Section 10.2(b)(vii);

(g) the replacement, extension or renewal of any Lien permitted by clause (c) or (e) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal of the Debt secured thereby;

(h) Liens on property of the Company or its Subsidiaries (other than Unencumbered Assets) securing Debt under the Revolving Credit Documents so long as no Default or Event of Default arises therefrom; and

(i) other Liens incurred in the ordinary course of business with respect to obligations in an amount not to exceed $3,000,000 in the aggregate at any time.

10.2 Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(a) (y) in the case of any Credit Party or any Subsidiary of a Credit Party, Debt owed to any other Credit Party or any wholly-owned Subsidiary of any Credit Party (other than an Excluded Subsidiary), provided that, in each case, such Debt (1) shall be on terms acceptable to the Administrative Agent (or, during the continuance of an Event of Default, the Required Holders), and (2) shall be evidenced by promissory notes in form and substance satisfactory to the Administrative Agent (or, during the continuance of an Event of Default, the Required Holders), which promissory notes shall (unless payable to the Company) by their terms be subordinated to the obligations of the Credit Parties evidenced by the Notes and under the other Transaction Documents, and (z) in the case of any Excluded Subsidiary, Debt owed to any other Excluded Subsidiary;

(b) in the case of each Credit Party (other than the Parent Guarantor) or its Subsidiaries,

(i) Debt under the Transaction Documents,

(ii) Debt secured by Liens permitted by Section 10.1(c) not to exceed in the aggregate $7,500,000 at any time outstanding,

(iii) (1) Capitalized Leases (other than with respect to Real Property) not to exceed in the aggregate $25,000,000 at any time outstanding, and (2) in the case of Capitalized Leases (other than with respect to Real Property) to which any Subsidiary of a Credit Party is a party, Debt of such Credit Party of the type described in clause (a) of the definition of “Debt” guaranteeing the obligations of such Subsidiary under such Capitalized Leases,

(iv) [intentionally omitted],

(v) Debt in respect of Hedge Agreements designed to hedge against fluctuations in interest rates or foreign exchange rates incurred in the ordinary course of business and consistent with prudent business practice,

(vi) Unsecured Debt incurred in the ordinary course of business for borrowed money, maturing within one year from the date created, and aggregating, on a Consolidated basis, not more than $25,000,000 at any one time outstanding, and

(vii) Non-Recourse Debt (including, without limitation, the JV Pro Rata Share of Non-Recourse Debt of any Joint Venture) in respect of Assets other than Unencumbered Assets, the incurrence of which would not result in a Default under Section 11 or any other provision of this Agreement;

(c) In the case of the Parent Guarantor or any of its Subsidiaries:

(i) Debt under Customary Carve-Out Agreements,

(ii) the Surviving Debt described on Schedule 10.2(c) hereto and any Refinancing Debt, extending, refunding, or refinancing such Surviving Debt, and

(iii) Recourse Debt (whether secured or unsecured) in an amount not to exceed in the aggregate (1) 20% of Total Asset Value plus (2) an amount equal to the aggregate commitments under the Revolving Credit Agreement; provided, however, that any recourse guaranties of Non-Recourse Debt (exclusive of Customary Carve-Out Agreements) otherwise permitted under this clause (iii) shall not exceed in the aggregate 5% of Total Asset Value; provided, further, that during any period in which the Parent Guarantor shall maintain a Debt Rating of BBB-/Baa3 or better, then the Parent Guarantor and its Subsidiaries shall be permitted to incur Recourse Debt in any amount that would not result in a failure by the Company or the Parent Guarantor to comply with any of the financial covenants applicable to it contained in Section 11;

(d) in the case of the Parent Guarantor, Debt under the Transaction Documents; and

(e) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

10.3 Change in Nature of Business. Engage in, or permit any of its Subsidiaries to engage in, any material new line of business different from those lines of business conducted by the Company or any of its Subsidiaries on the Series A Closing Day, including the ownership, acquisition, development, construction, rental and management of Real Property (including all Assets), and activities substantially related, necessary or incidental thereto.

10.4 Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so; provided, however, that (i) any Subsidiary of a Credit Party may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of a Credit Party (provided that if one or more of such Subsidiaries is also a Credit Party, a Credit Party shall be the surviving entity) or any other Credit Party (provided that such Credit Party or, in the case of any Credit Party other than the Company, another Credit Party shall be the surviving entity), and (ii) any Credit Party may merge with any Person that is not a Credit Party so long as such Credit Party or another Credit Party is the surviving entity, provided, in the case of the foregoing clause (i) or clause (ii), that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom. Notwithstanding any other provision of this Agreement, (y) any Subsidiary of a Credit Party (other than the Company or any Subsidiary that is the direct owner of an Unencumbered Asset) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and the assets or proceeds from the liquidation or dissolution of such Subsidiary are transferred to the Company or any Subsidiary thereof, which Subsidiary shall be a Credit Party if the Subsidiary being liquidated or dissolved is a Credit Party, provided that no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom, and (z) any Credit Party or Subsidiary of a Credit Party shall be permitted to effect any Transfer of Unencumbered Assets through the sale or transfer of the direct or indirect Equity Interests in the Subsidiary of such Credit Party that owns such Unencumbered Assets so long as Section 10.5 would otherwise permit the Transfer of all Unencumbered Assets owned by such Subsidiary at the time of such sale or transfer of such Equity Interests. Upon the sale or transfer of Equity Interests in any Subsidiary or Subsidiaries of a Credit Party permitted under clause (z) above, PIM and the holders of Notes shall, upon the request of the Company, release such Subsidiary or Subsidiaries from the Multiparty Guaranty; provided, that no such release shall be become effective prior to any parallel release of such Subsidiary from the Guaranty (as defined in the Revolving Credit Agreement).

10.5 Sales, Etc. of Assets. (i) In the case of the Parent Guarantor, sell, lease, transfer or otherwise dispose of, or grant any option or other right to purchase, lease or otherwise acquire any assets, and (ii) in the case of the Credit Parties (other than the Parent Guarantor), sell, lease

(other than enter into Tenancy Leases), transfer or otherwise dispose of, or grant any option or other right to purchase, lease (other than any option or other right to enter into Tenancy Leases) or otherwise acquire, or permit any of its Subsidiaries to sell, lease (other than pursuant to a Tenancy Lease), transfer or otherwise dispose of, or grant any option or other right to purchase, lease (other than an option or other right to enter into a Tenancy Lease) or otherwise acquire (each action described in clause (ii) of this Section 10.5 being a “Transfer”), any Unencumbered Asset or Unencumbered Assets (or any direct or indirect Equity Interests in the owner thereof) other than the following Transfers, which shall be permitted hereunder only so long as no Default or Event of Default shall exist or would result therefrom:

(A) the Transfer of any Unencumbered Asset or Unencumbered Assets from any Credit Party to another Credit Party or from a Subsidiary of a Credit Party to another Subsidiary of such Credit Party or any other Credit Party, or

(B) the Transfer of any Unencumbered Asset or Unencumbered Assets to any Person, or the designation of an Unencumbered Asset or Unencumbered Assets as a non-Unencumbered Asset or non-Unencumbered Assets (it being acknowledged and agreed for purpose of this Section 10.5 that any such designation shall be deemed to constitute a Transfer), in each case with the intention that such Unencumbered Asset or Unencumbered Assets, upon consummation of such Transfer or upon such designation, shall no longer constitute an Unencumbered Asset or Unencumbered Assets for purposes of this Agreement, provided that (x) the remaining Unencumbered Assets continue to satisfy all Unencumbered Asset Conditions, and (y) the Credit Parties shall be in compliance with the covenants contained in Section 11 both immediately before and on a pro forma basis immediately after giving effect to such Transfer, provided, further, that compliance with the foregoing proviso shall be evidenced by a certificate of the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Company delivered to each Significant Holder prior to the date of such Transfer demonstrating such compliance, together with supporting information in detail reasonably satisfactory to the Administrative Agent (or, during the continuance of an Event of Default, the Required Holders).

If, at any time after the designation in accordance with the foregoing clause (B) of all Unencumbered Assets of any Property-Level Subsidiary as non-Unencumbered Assets, such Subsidiary shall incur any Debt not prohibited by Section 10.2 pursuant to an agreement that could qualify as an Excluded Subsidiary Agreement hereunder, (i) PIM and each holder of Notes shall, upon the request of the Company, release such Subsidiary (and any other Subsidiary related thereto to the extent reasonably requested by the Company) from the Multiparty Guaranty; provided, that no such release shall be become effective prior to any parallel release of the applicable Subsidiary or Subsidiaries from the Guaranty (as defined in the Revolving Credit Agreement), (ii) such Subsidiary or Subsidiaries shall constitute Excluded Subsidiaries hereunder and such agreement shall constitute an Excluded Subsidiary Agreement hereunder, and (iii) the Company shall promptly deliver to each Significant Holder an amended Schedule 5.20 that sets forth such Excluded Subsidiary Agreement opposite the name of such Excluded Subsidiaries.

10.6 Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person other than:

(a) Investments by the Credit Parties and their Subsidiaries in their Subsidiaries outstanding on the date hereof and additional Investments in Subsidiaries (including, without limitation, Investments comprised of loans or equity contributions to Excluded Subsidiaries or loans or equity contributions by one Excluded Subsidiary to another Excluded Subsidiary) and, in the case of the Credit Parties (other than the Parent Guarantor) and their Subsidiaries, Investments in Assets (including by asset or Equity Interest acquisitions), in each case subject, where applicable, to the limitations set forth in Section 10.6(d);

(b) Investments in Cash Equivalents;

(c) Investments consisting of intercompany Debt permitted under Section 10.2(a);

(d) Investments consisting of the following items so long as (y) the aggregate amount outstanding, without duplication, of all Investments described in this subsection does not exceed, at any time, 35% of Total Asset Value at such time, and (z) the aggregate amount of each of the following items of Investments does not exceed the specified percentage of Total Asset Value set forth below:

(i) Investments in Redevelopment Assets and Development Assets (including such assets that such Person has contracted to purchase for development with or without options to terminate the purchase agreement), so long as the aggregate amount of all such Investments in Redevelopment Assets and Development Assets, calculated on the basis of actual cost, does not at any time exceed 27.50% of Total Asset Value at such time; provided, however, that the limitations set forth in this clause (i) shall not apply to any Redevelopment Asset or Development Asset that is 85% pre-leased pursuant to duly executed Tenancy Leases and all completion and performance guarantees pertaining to such Asset are reasonably satisfactory to the Administrative Agent (or, during the continuance of an Event of Default, the Required Holders),

(ii) Investments in undeveloped land (including undeveloped land that such Person has contracted to purchase with or without options to terminate the purchase agreement), so long as the aggregate amount of all such Investments in undeveloped land, calculated on the basis of actual cost, does not at any time exceed 11.0% of Total Asset Value at such time, and

(iii) Investments in Joint Ventures of any Credit Party or its Subsidiaries so long as the aggregate amount of such Investments outstanding does not at any time exceed 27.5% of Total Asset Value of the Parent Guarantor and its Subsidiaries, as determined in accordance with GAAP, at such time;

(e) Investments by the Company in Hedge Agreements permitted under Section 10.2(b)(v);

(f) to the extent permitted by applicable law, advances to officers, directors and employees of any Credit Party or any Subsidiary of any Credit Party in the ordinary course of business, for travel, entertainment, relocation and analogous ordinary business purposes;

(g) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit extended in the ordinary course of business in an aggregate amount not to exceed $10,000,000; and

(h) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss.

10.7 Restricted Payments. In the case of the Parent Guarantor, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such; provided, however, that the Parent Guarantor may declare and pay dividends or make other distributions of common stock or cash or purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests, in each case only (i) so long as no Event of Default under Sections 12(a), (b), (c) or (f) shall have occurred and be continuing or shall result therefrom, (y) in an aggregate amount not to exceed during any four consecutive fiscal quarters of the Parent Guarantor 95% of Funds From Operations for such four fiscal quarter period, or (z) as may otherwise be required to avoid the imposition of income or excise taxes on the Parent Guarantor, and (ii) as may be required to comply with Section 9.13.

10.8 Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles, or (ii) its Fiscal Year.

10.9 Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

10.10 Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Company or any Subsidiary of the Company (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Transaction Documents, (ii) any agreement or instrument evidencing Surviving Debt or Refinancing Debt, (iii) any agreement evidencing any Non-Recourse Debt permitted under this Agreement so long as any such limiting agreement or arrangement in such agreement may be triggered only by a default or event of default under the terms of such agreement or is on customary terms otherwise satisfactory to the Administrative Agent (or, during the continuance of an Event of Default, the Required Holders); (iv) customary provisions under Debt permitted under Section 10.2 which, following a default or event of default in respect of such Debt, limit the ability of any Person to make payments on Debt described in Section 10.2(a); (v) customary provisions under any secured Debt permitted under Section 10.2 which limit the ability of any Person to transfer the assets encumbered by Liens securing such Debt; (vi) provisions under the Revolving Credit Documents (including affirmative and negative covenants) that are generally consistent with comparable provisions under the Transaction Documents; (vii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Company, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company, (viii) any Excluded Subsidiary Agreement, and (ix) any restrictions with respect to any Subsidiary of the Company imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests in or assets of such Subsidiary to an unaffiliated Person that is not prohibited by Section 10.5.

10.11 Amendment, Etc. of Material Contracts. Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract that would materially impair the value of the interest or rights of any Credit Party thereunder or that would impair or otherwise materially adversely affect the interest or rights of any holder of Notes, or permit any of its Subsidiaries to do any of the foregoing.

10.12 Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets (including, without limitation, any Unencumbered Assets), except (i) pursuant to the Transaction Documents or the Revolving Credit Documents, (ii) pursuant to any Excluded Subsidiary Agreement, (iii) as set forth in Article 11 of the Seventh Amended and Restated Agreement of Limited Partnership of the Company, as in effect on the date hereof (or any substantially similar provisions in any subsequent amendment thereof), or (iv) in connection with (A) any Surviving Debt and any Refinancing Debt extending, refunding or refinancing such Surviving Debt, (B) any purchase money Debt permitted by Section 10.2(b)(ii) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, (C) any Capitalized Lease permitted by Section 10.2(b)(iii) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, (D) any Debt outstanding on the date any Subsidiary of the Company becomes such a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary of the Company), (E) any Non-Recourse Debt permitted under Section 10.2(b)(vii), or (G) any Debt permitted under Section 10.2(c)(iii).

10.13 Parent Guarantor as Holding Company. In the case of the Parent Guarantor, enter into or conduct any business, or engage in any activity (including, without limitation, any action or transaction that is required or restricted with respect to the Company and its Subsidiaries under Sections 9 and 10 without regard to any of the enumerated exceptions to such covenants), other than: (i) the holding of the Equity Interests of the Company; (ii) the performance of its duties as general partner of the Company; (iii) the performance of its obligations (subject to the limitations set forth in the Transaction Documents) under each Transaction Document to which it is a party; (iv) the making of equity Investments in the Company and its Subsidiaries, provided each such Investment (A) shall be on terms acceptable to the Administrative Agent (or, during the continuance of an Event of Default, the Required

Holders), and (B) shall be evidenced by stock certificates, promissory notes or instruments in form and substance satisfactory to the Administrative Agent (or, during the continuance of an Event of Default, the Required Holders); (v) maintenance of any deposit accounts required in connection with the conduct by the Parent Guarantor of business activities otherwise permitted under the Transaction Documents; (vi) activities permitted under the Transaction Documents, including, without limitation, the incurrence of Debt (and guaranties thereof) permitted under Sections 10.2(c) and (d); (vii) engaging in any activity necessary or desirable to continue to qualify as a REIT; and (viii) activities incidental to each of the foregoing.

10.14 Excluded Subsidiaries. Enter into or suffer to exist, or permit any Excluded Subsidiary (other than a Foreign Subsidiary) to enter into or suffer to exist, any agreement prohibiting or conditioning (i) the guaranty by such Excluded Subsidiary of the obligations of the Credit Parties under the Transaction Documents, or (ii) the creation or assumption of any Lien upon any of such Excluded Subsidiary’s property or assets, except (x) as would be permitted under Section 10.12, (y) pursuant to an Excluded Subsidiary Agreement in effect on the later of the Series A Closing Day and the date on which such Excluded Subsidiary becomes a Subsidiary of such Credit Party, or (z) in connection with the incurrence by such Excluded Subsidiary of Debt permitted under Section 10.2(b)(vii) or 10.2(c)(iii).

10.15 Terrorism Sanctions Regulations. (a) Become, or permit any Subsidiary to become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order, or (b) knowingly engage, or permit any Subsidiary to knowingly engage, in any dealings or transactions with any such Person.

11	FINANCIAL COVENANTS.

During the Issuance Period and for so long thereafter as any of the Notes are outstanding or any amounts owing under the Transaction Documents remain unpaid, the Parent Guarantor covenants that it will:

11.1 Parent Guarantor Financial Covenants.

(a) Maximum Total Leverage Ratio: Maintain (i) at the end of each fiscal quarter of the Parent Guarantor, (ii) on the date of each Advance and the issuance or renewal of any Letter of Credit (both before and after giving effect to such Advance), and (iii) on each Closing Day on which Notes are issued (both before and after giving effect to the purchase and sale of the applicable Series of Notes), a Leverage Ratio not greater than 65.0%, provided that the Parent Guarantor shall have a one-time right to maintain a Leverage Ratio of greater than 65.0% but less than 70.0% for up to two consecutive fiscal quarters of the Parent Guarantor.

(b) Minimum Fixed Charge Coverage Ratio: Maintain (i) at the end of each fiscal quarter of the Parent Guarantor, (ii) on the date of each Advance (both before and after giving effect to such Advance), and (iii) on each Closing Day on which Notes are issued (both before and after giving effect to the purchase and sale of the applicable Series of Notes), a Fixed Charge Coverage Ratio of not less than 1.40:1.00.

(c) Maximum Secured Debt Leverage Ratio: Maintain (i) at the end of each fiscal quarter of the Parent Guarantor, (ii) on the date of each Advance and the issuance or renewal of any Letter of Credit (both before and after giving effect to such Advance), and (iii) on each Closing Day on which Notes are issued (both before and after giving effect to the purchase and sale of the applicable Series of Notes), a Secured Debt Leverage Ratio not greater than 60.0%.

(d) Minimum Tangible Net Worth: Maintain at all times an excess of Total Asset Value minus Consolidated Debt, in each case, of the Parent Guarantor and its Subsidiaries, of not less than the sum of $1,000,000,000 plus an amount equal to 75% of the proceeds of all primary issuances or primary sales of Equity Interests of the Parent Guarantor or the Company consummated after May 31, 2007.

11.2 Unencumbered Assets Financial Covenants.

(a) Maximum Unsecured Debt to Total Unencumbered Asset Value: Not permit at any time Unsecured Debt to be greater than 70% of the Total Unencumbered Asset Value at such time.

(b) Minimum Unencumbered Assets Debt Service Coverage Ratio. Maintain (i) at the end of each fiscal quarter of the Parent Guarantor, (ii) at the time of each Advance (both before and after giving effect to such Advance), and (iii) on each Closing Day on which Notes are issued (both before and after giving effect to the purchase and sale of the applicable Series of Notes), an Unencumbered Assets Debt Service Coverage Ratio of not less than 1.50:1.00.

To the extent any calculations described in Sections 11.1 or 11.2 are required to be made on any date of determination other than the last day of a fiscal quarter of the Parent Guarantor, such calculations shall be made on a pro-forma basis to account for any acquisitions or dispositions of Assets, and the incurrence or repayment of any Debt for Borrowed Money relating to such Assets, that have occurred since the last day of the fiscal quarter of the Parent Guarantor most recently ended. All such calculations shall be reasonably acceptable to the Required Holders.

12	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) The Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than three Business Days after the same becomes due and payable; or

(c) any Credit Party defaults in the performance of or compliance with any term contained in Sections 7, 9.4, 9.5, 9.6, 9.9, 9.10, 9.11, 9.13, 9.14, 9.15, 10 or 11; or

(d) any Credit Party defaults in the performance of or compliance with any term contained in this Agreement (other than those referred to in paragraphs (a), (b) and (c) of this Section 12) or in any other Transaction Document and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default, and (ii) the Company or any other Credit Party receiving written notice of such default from PIM or any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 12); or

(e) any representation or warranty made in writing by or on behalf of any Credit Party or by any officer of any Credit Party in this Agreement or in any other Transaction Document or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (i) any Credit Party or any Subsidiary thereof is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt that is due and payable and outstanding beyond any period of grace provided with respect thereto, or (ii) any Credit Party or any Subsidiary is in default in the performance of or compliance with any other term of any evidence of any Debt or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition (A) such Debt has become, or has been declared (by or on behalf of the holders thereof), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (B) one or more Persons are entitled to declare such Debt to be due and payable before its stated maturity or before its regularly scheduled dates of payment, and such default or condition shall remain unremedied or otherwise uncured for a period of 30 days, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), (x) any Credit Party or any Subsidiary has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment or purchase, or (y) one or more Persons have the right to require any Credit Party or any Subsidiary so to purchase or repay such Debt prior to its regular maturity or prior to its regularly scheduled dates of payment or purchase, and such default or condition shall remain unremedied or otherwise uncured for a period of 30 days; provided that, in each of the preceding clauses (i) - (iii), the aggregate principal amount of all Debt to which such a payment default shall occur and be continuing, or such other default shall occur and be continuing or such other event causing or permitting acceleration (or required resale to any Credit Party or any Subsidiary) shall occur and be continuing (as applicable), exceeds $30,000,000 (or its equivalent in other currencies); or

(g) any Credit Party (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes a general assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate or similar action to authorize any of the foregoing; or

(h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by any Credit Party or any of the Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Credit Party, or any such petition shall be filed against any Credit Party and such petition shall not be dismissed or stayed within 30 days; or

(i) (a) a final judgment or judgments for the payment of money aggregating in excess of $30,000,000 (or its equivalent in other currencies) are rendered against one or more of the Credit Parties or the Subsidiaries and either (x) enforcement proceedings shall have been commenced upon any such judgment or (y) there shall be any period of 45 consecutive days during which a stay of enforcement of any such judgment, by reason of a pending appeal or otherwise, shall not be in effect; provided that any such judgment shall not give rise to an Event of Default under this Section 12(i) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Credit Party and the insurer covering full payment of such unsatisfied amount (subject to customary deductibles) and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified, and has not disputed the claim made for payment, of the amount of such judgment; or (b) any non-monetary judgment or order shall be rendered against any Credit Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j) if (i) any Plan shall fail to satisfy the minimum funding standards of the Pension Funding Rules for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under the Pension Funding Rules, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Credit Party or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $20,000,000, (iv) any Credit Party or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans other than as a result of a misrepresentation by one or more Purchasers under Section 6.2, (v) any Credit Party or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) any Credit Party or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of any Credit Party or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(k) a Change of Control shall occur; or

(l) any provision of any Transaction Document after delivery thereof pursuant to Section 4 or Section 9.10 shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable in any material respect against any Credit Party party to it, or any such Credit Party shall so state in writing.

As used in Section 12(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

13	REMEDIES ON DEFAULT, ETC.

13.1 Acceleration.

(a) If an Event of Default with respect to any Credit Party described in Section 12(g) or (h) (other than an Event of Default described in clause (i) of Section 12(g) or described in clause (vi) of Section 12(g) by virtue of the fact that such clause encompasses clause (i) of Section 12(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, any holder or holders of a majority in principal amount of the Notes of any Series at the time outstanding may, during the continuance of such Event of Default, by written notice or notices to the Company, declare all the Notes of such Series then outstanding to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 13.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from prepayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

13.2 Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 13.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

13.3 Rescission.

At any time after any Notes of any Series have been declared due and payable pursuant to clause (b) of Section 13.1, the holders of not less than a majority in principal amount of the Notes of such Series then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes of such Series, all principal of and Make-Whole Amount, if any, on any Notes of such Series that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes of such Series, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 13.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

13.4 No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any other Transaction Document or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of such Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder reasonably incurred in any enforcement or collection under and in accordance with this Section 13, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

14	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

14.1 Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

14.2 Transfer and Exchange of Notes.

Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 19(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more replacement Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such replacement Note shall be payable to such Person as such holder may request and shall be substantially in the form of the Note so surrendered. Each such replacement Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000 (or its equivalent if denominated in another currency); provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a Series, one Note may be in a denomination of less than $1,000,000 (or its equivalent if denominated in another currency). Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Sections 6.1 and 6.2.

14.3 Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 19(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $5,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a replacement Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

15	PAYMENTS ON NOTES.

15.1 Place of Payment.

Subject to Section 15.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

15.2 Home Office Payment.

So long as a Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose, in the case of the Series A Notes, on the Purchaser Schedule Relating to Series A Notes attached hereto as Schedule A and, in the case of any Shelf Note, on the Purchaser Schedule attached to the Confirmation of Acceptance with respect to such Note, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1. Prior to any sale or other disposition of any Note held by any Purchaser or its nominee such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a replacement Note or Notes pursuant to Section 14.2. The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by any Purchaser under this Agreement and that has made the same agreement relating to such Note as each Purchaser has made in this Section 15.2.

16	EXPENSES, ETC.

16.1 Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by PIM in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any of the other Transaction Documents (whether or not such amendment, waiver or consent becomes effective), and the Company will, in addition, pay, in each case to the extent incurred by PIM, the Purchasers or any holder of a Note: (a) the reasonable out-of-pocket costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this

Agreement, the Notes or any of the other Transaction Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any of the other Transaction Documents, or by reason of being a holder of any Note, and (b) the reasonable out-of-pocket costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Guarantor or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save PIM, each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by PIM, such Purchaser or other holder).

16.2 Survival.

The obligations of the Company under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

17	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein or in any of the other Transaction Documents shall survive the execution and delivery of this Agreement, the Notes and the other Transaction Documents, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Transaction Documents shall be deemed representations and warranties of such Credit Party under this Agreement or such other Transaction Document. Subject to the preceding sentence, this Agreement (including the Multiparty Guaranty), the Notes and the other Transaction Documents embody the entire agreement and understanding among PIM, the Purchasers and the Credit Parties and supersede all prior agreements and understandings relating to the subject matter hereof.

18	AMENDMENT AND WAIVER.

18.1 Requirements.

This Agreement and the Notes may be amended, and any Credit Party may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Credit Parties shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes of each Series except that, (i) with the written consent of the holders of all Notes of a particular Series at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest on or any Make-Whole Amount payable with respect to the Notes of such Series, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of Section 13 or this Section 18 insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of PIM (and not without the written consent of PIM) the provisions of Section 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver, in which case the following clause (iv) shall apply), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of Sections 2B and 4 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this Section 18, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent.

18.2 Solicitation of Holders of Notes. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

18.3 Binding Effect. etc.

Any amendment or waiver consented to as provided in this Section 18 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between any Credit Party and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

18.4 Notes Held by Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes or any Series thereof then outstanding have approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes or any Series thereof, or have directed the taking of any action provided herein or in the Notes or any Series thereof to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes or any Series thereof then outstanding, Notes directly or indirectly owned by any Credit Party or any of its Affiliates shall be deemed not to be outstanding.

19	NOTICES.

All notices and communications provided for hereunder (other than communications provided for in Section 2) shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to any Series A Purchaser or its nominee, to such Person at the address specified for such communications in the Purchaser Schedule Relating to Series A Notes attached hereto as Schedule A and, in the case of a Purchaser of any Shelf Note or its nominee, to such Person at the address specified for such communications in the Purchaser Schedule attached to the Confirmation of Acceptance with respect to such Shelf Note, or at such other address as such Person shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,

(iii) if to PIM, to PIM at its address set forth at the beginning hereof to the attention of any Authorized Officer identified in the Information Schedule as being resident at such address (facsimile (415) 421-6233), or at such other address as PIM shall have specified to the Company in writing, or

(iv) if to any Credit Party, to such Credit Party care of the Company, at its address set forth at the beginning hereof to the attention of the Vice President, Capital Markets (facsimile (415) 738-6501), or at such other address as the Company, shall have specified to PIM and the holder of each Note in writing.

Notices under this Section 19 will be deemed to have been given and received when delivered at the address (or facsimile number) so specified. Any communication pursuant to Section 2 shall be made by the method specified for such communication in Section 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a facsimile communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the facsimile number that is listed for the party receiving the communication on the Information Schedule or at such other facsimile number as the party receiving the information shall have specified in writing to the party sending such information.

20	REPRODUCTION OF DOCUMENTS.

This Agreement, and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser on any Closing Day (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such Purchaser may destroy any original document so reproduced. To the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit any party hereto from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

21	MULTIPARTY GUARANTY.

The multiparty guaranty under this Section 21 (as amended or otherwise modified from time to time, the “Multiparty Guaranty”) is made jointly and severally by each of the Guarantors in favor of the Purchasers and their respective permitted successors, assigns and transferees with respect to the Notes and the other Transaction Documents (each of such Persons being referred to herein as a “Beneficiary” and collectively, as the “Beneficiaries”).

21.1 Unconditional Guaranty.

(a) Unconditional Guaranty.

Each Guarantor hereby unconditionally, absolutely and irrevocably guarantees to each of the Beneficiaries the prompt and complete payment when due (whether at stated maturity, by acceleration or otherwise) and due performance of all Guaranteed Obligations. The term “Guaranteed Obligations” shall mean all loans, advances, debts, liabilities and obligations for monetary amounts and otherwise from time to time owing by the Company, in the Company’s capacity as the issuer of Notes, to the Purchasers in connection with this Agreement, the Notes and the other Transaction Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or instrument, arising under or in respect of this Agreement, the Notes or the other Transaction Documents (it being understood that this term includes all principal, interest (including interest that accrues after the commencement by or against the Company of any action under bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect), the Make-Whole Amount, if any, premium or other prepayment consideration, fees, expenses, costs or other sums (including, without limitation, all fees and disbursements of any law firm or other external counsel) chargeable to the Company, in the Company’s capacity as the issuer of Notes, under this Agreement, the Notes or the other Transaction Documents).

(b) Reimbursement of Expenses.

Each Guarantor also agrees to pay upon demand all costs and expenses (including, without limitation, all fees and disbursements of any law firm or other external counsel) incurred by any Beneficiary in enforcing any rights under this Multiparty Guaranty.

(c) Guaranteed Obligations Unaffected.

No payment or payments made by any other Guarantor or other Credit Party, or by any other guarantor or other Person, or received or collected by any of the Beneficiaries from any other Guarantor or other Credit Party or from any other guarantor or other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, release or otherwise affect the liability of each of the Guarantors hereunder which shall, notwithstanding any such payments, remain liable for the Guaranteed Obligations, subject to Section 21.5 below, until the Guaranteed Obligations are paid in full.

(d) Joint and Several Liability.

All Guarantors and their respective successors and assigns shall be jointly and severally liable for the payment of the Guaranteed Obligations and the expenses required to be reimbursed to the holders of the Notes pursuant to Section 21.1(b), above, notwithstanding any relationship or contract of co-obligation by or among the Guarantors or their successors and assigns.

(e) Enforcement of Guaranteed Obligations.

Upon the occurrence and during the continuance of an Event of Default, then and in any such event (x) all of the Guaranteed Obligations shall automatically become due and payable (in the case of an Event of Default described in Section 12(g) or (h)), and (y) all or the relevant part of the Guaranteed Obligations may, at the option of the Required Holders (in the case of any Event of Default described in Section 12 other than those described in Section 12(g) or (h)) and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

(f) Tolling of Statute of Limitations.

Each Guarantor agrees that any payment, performance or other act that tolls any statute of limitations applicable to the obligations, liabilities and indebtedness of the Company owing to the Beneficiaries under this Agreement, the Notes or any of the other Transaction Documents shall also toll the statute of limitations applicable to such Guarantor’s liability under this Multiparty Guaranty to the extent permitted by law.

(g) Rights of Contribution.

The Company and each Guarantor hereby agree that, to the extent that a Guarantor shall have paid an amount hereunder to any Beneficiary that is greater than the net value of the benefits received, directly or indirectly, by such paying Guarantor as a result of the issuance and sale of the Notes, such paying Guarantor shall be entitled to contribution from the Company and each other Guarantor that has not paid its proportionate share, based on benefits received as a result of the issuance and sale of the Notes, of the Guaranteed Obligations. Any amount payable as a contribution under this Section 21.1(g) shall be determined as of the date on which the related payment or distribution is made by the Guarantor seeking contribution, and each of the Company and the Guarantors acknowledges that the right to contribution hereunder shall constitute an asset of such Guarantor to which such contribution is owed. Notwithstanding the foregoing, the provisions of this Section 21.1(g) shall in no respect limit the obligations and liabilities of any Guarantor to the Beneficiaries hereunder or under any other Transaction Document, and each Guarantor shall remain liable for the full payment and performance guaranteed hereunder. Any indebtedness or other obligations of the Company or a Guarantor now or hereafter held by or owing to any Guarantor are hereby subordinated in time and right of payment to all indebtedness or other obligations of the Company and the Guarantors to any or all of the Beneficiaries under the Notes, this Agreement or any other Transaction Document.

(h) Fraudulent Transfer Savings Clause.

Each of the Guarantors, PIM, the Purchasers and the other Beneficiaries hereby confirms that it is the intention of all such Persons that this Multiparty Guaranty and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of bankruptcy law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Multiparty Guaranty and the obligations of each Guarantor hereunder. To effectuate the foregoing intention, each of the Guarantors, PIM, the Purchasers and the other Beneficiaries hereby irrevocably agrees that the obligations of each Guarantor under this Multiparty Guaranty at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Multiparty Guaranty not constituting a fraudulent transfer or conveyance.

21.2 Subrogation.

Notwithstanding any payment or payments made by any Guarantor hereunder, each Guarantor hereby waives, solely with respect to such payment or payments, any and all rights of subrogation to the rights of the Beneficiaries against the Company and, except to the extent otherwise provided in Section 21.1(g), any and all rights of contribution, reimbursement, assignment, indemnification or implied contract or any similar rights against the Company, any endorser or other guarantor of all or any part of the Guaranteed Obligations, in each case until such time as the Guaranteed Obligations have been paid in full (subject to Section 21.5 below). If, notwithstanding the foregoing, any amount shall be paid to any Guarantor on account of such subrogation at any time when all of the Guaranteed Obligations shall not have been paid in full, (x) such amount shall be held by such Guarantor in trust for the Beneficiaries, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over in the exact form received by such Guarantor (duly endorsed by such Guarantor to such Beneficiary if required), or (y) payment equal to such amount paid on account of such subrogation shall be paid, in each case, to each Beneficiary (ratably based on the principal amount outstanding of Notes held by such Beneficiary at such time as a percentage of the aggregate principal amount outstanding of Notes held by all the Beneficiaries at such time), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as such Beneficiary may determine.

21.3 Amendments, Etc. with Respect to Guaranteed Obligations.

Each Guarantor shall remain obligated hereunder notwithstanding that: (a) any demand for payment of any of the Guaranteed Obligations made by any Beneficiary may be rescinded by such Beneficiary, and any of the Guaranteed Obligations continued; (b) this Multiparty Guaranty, the Guaranteed Obligations, or the liability of any other party upon or for any part of the Guaranteed Obligations, or any collateral security or guaranty therefor or right of setoff with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Beneficiary or such other party; (c) this Agreement, the Notes, the other Transaction Documents and any other document executed in connection with any of them may be renewed, extended, amended, modified, supplemented or terminated, in whole or in part; or (d) any guaranty, collateral or right of setoff at any time held by any Person for the payment of any of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. When making any demand hereunder against any Guarantor, each Beneficiary may, but shall be under no obligation to, make a similar demand on any other Credit Party or any other Person, and any failure by such Beneficiary to make any such demand or to collect any payments from any other Credit Party or any other Person or any release of any such other Credit Party or Person shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of such Beneficiary against the Guarantors. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

21.4 Guaranty Absolute and Unconditional; Termination.

Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Beneficiary upon this Multiparty Guaranty or acceptance of this Multiparty Guaranty. This Agreement, the Notes, the other Transaction Documents and the Guaranteed Obligations in respect of any of them, shall conclusively be deemed to have been created, contracted for or incurred in reliance upon this Multiparty Guaranty; and all dealings between any of the Company or the Guarantors, on the one hand, and any of the Beneficiaries, on the other, shall likewise conclusively be presumed to have been had or consummated in reliance upon this Multiparty Guaranty. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Credit Party or any other guarantor with respect to the Guaranteed Obligations (except, in each case, as expressly provided under the Transaction Documents). This Multiparty Guaranty shall be construed as a continuing, irrevocable, absolute and unconditional guaranty of payment, performance and compliance when due (and not of collection) and is a primary obligation of each Guarantor without regard to (a) the validity or enforceability of the provisions of this Agreement (other than the Multiparty Guaranty), the Notes, the other Transaction Documents, any of the Guaranteed Obligations or any other guaranty or right of setoff with respect thereto at any time or from time to time held by any Beneficiary, (b) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any of the Credit Parties against any Beneficiary, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Credit Party or guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Credit Party or any other guarantor of the Guaranteed Obligations, in bankruptcy or in any other instance (other than payment or performance in full of the Guaranteed Obligations). Each of the Guarantors hereby agrees that it has complete and absolute responsibility for keeping itself informed of the business, operations, properties, assets, condition (financial or otherwise) of the Company, the other Guarantors, any and all endorsers and any and all guarantors of the Guaranteed Obligations and of all other circumstances bearing upon the risk of nonpayment of the obligations evidenced by the Notes or the Guaranteed Obligations, and each of the Guarantors further agrees that the Beneficiaries shall have no duty, obligation or responsibility to advise it of any such facts or other information, whether now known or hereafter ascertained, and each Guarantor hereby waives any such duty, obligation or responsibility on the part of the Beneficiaries to disclose such facts or other information to such Guarantor.

When pursuing its rights and remedies hereunder against any of the Guarantors, any Beneficiary may, but shall be under no obligation to, pursue such rights and remedies as it may have against any other Credit Party or any other Person under a guaranty of the Guaranteed Obligations or any right of setoff with respect thereto, and any failure by such Beneficiary to pursue such other rights or remedies or to collect any payments from any such other Credit Party or Person or to realize upon any such guaranty or to exercise any such right of setoff, or any release of any such other Credit Party or Person or any such guaranty or right of setoff, shall not relieve the Guarantors of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of each of the Beneficiaries against the Guarantors. This Multiparty Guaranty shall remain in full force and effect until all Guaranteed Obligations shall have been satisfied by payment or performance in full, upon the occurrence of which this Multiparty Guaranty shall, subject to Section 21.5 below, terminate.

21.5 Reinstatement.

This Multiparty Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time the payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or otherwise must be restored or returned by any Beneficiary in connection with the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Credit Party upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Credit Party or any substantial part of their respective property or assets, or otherwise, all as though such payments had not been made.

21.6 Payments.

Each Guarantor hereby agrees that the Guaranteed Obligations will be paid when due and payable in accordance herewith to each of the Beneficiaries pursuant to this Agreement without setoff or counterclaim in immediately available funds at the location and in the currency or currencies specified by such Beneficiary pursuant to this Agreement.

21.7 Additional Guarantors.

The initial Guarantors hereunder shall be such Persons as are signatories to this Agreement as Guarantors on the date hereof. From time to time subsequent to the date hereof, additional Persons that are Subsidiaries of any Credit Party may become parties hereto, as additional Guarantors (each an “Additional Guarantor”), by executing a Joinder to Multiparty Guaranty. Upon delivery of any such Joinder to Multiparty Guaranty to each of the Beneficiaries, notice of which is hereby waived by the Guarantors, each such Additional Guarantor shall be a Guarantor and shall be as fully a party hereto in such capacity as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of the Beneficiaries not to cause any Subsidiary of any Credit Party to become an Additional Guarantor hereunder. This Multiparty Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

22	MISCELLANEOUS.

22.1 Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and permitted assigns with respect to the Notes and the other Transaction Documents (including any subsequent holder of a Note) whether so expressed or not.

22.2 Payments Due on Non-Business Days; Payment Currency.

Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a New York Business Day shall be made on the next succeeding New York Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding New York Business Day. All payments on account of any Notes denominated in Dollars (including principal, interest and Make-Whole Amounts) shall be made in Dollars, and all payments on account of any Notes denominated in any other currency (including principal, interest and Make-Whole Amounts) shall be made in such other currency. The obligation of the Company to make payment on account of any Notes in the applicable currency specified in the preceding sentence shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any currency other than such applicable currency, except to the extent the holder of the applicable Note actually receives the full amount of the currency in which the underlying obligation is denominated. The obligation of the Company to make payment in any given currency as required by the first sentence of this paragraph shall be enforceable as an alternative or additional cause of action for the purpose of recovery in such currency, of the amount, if any, by which such actual receipt shall fall short of the full amount of such currency expressed to be payable in respect of any such obligation, and shall not be affected by judgment being obtained for any other sums due under the Notes, this Agreement or any other Transaction Document, as the case may be.

22.3 Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.4 Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

22.5 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.6 Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such state.

22.7 Several Obligations.

The sales of Notes to the Purchasers are to be several sales, and the obligations of the Purchasers under this Agreement are several obligations. No failure by any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of their respective obligations hereunder, and no Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other Purchaser hereunder.

22.8 Accounting Terms. All accounting terms used and not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements of the Parent Guarantor for the Fiscal Year ended December 31, 2006 (“GAAP”).

22.9 Jurisdiction and Process; Waiver of Jury Trial. (a) Each Credit Party, PIM and each Purchaser and holder of Notes irrevocably agrees that any legal action or proceeding with respect to this Agreement, the Notes, the other Transaction Documents or any of the agreements, documents or instruments delivered in connection herewith and therewith shall be brought in the courts of the State of California, the State of New York, or the United States of America for the Northern District of California or the Southern District of New York, and, by execution and delivery hereof, each of the Credit Parties accepts and consents to, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts and agrees that such jurisdiction shall be exclusive, unless waived by the Required Holders in writing, with respect to any action or proceeding brought by any Credit Party against PIM, any Series A Purchaser or any other holder of Notes. To the fullest extent permitted by applicable law, each Credit Party, PIM and each holder of a Note irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each Credit Party consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.9(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 19 or at such other address of which such holder shall then have been notified pursuant to said Section. Each Credit Party agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 22.9 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against any Credit Party in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

22.10 Waiver of Jury Trial. EACH CREDIT PARTY, PIM, THE SERIES A PURCHASERS AND THE OTHER PURCHASERS AND HOLDERS OF THE NOTES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if an action or other proceeding is brought in the State of California and if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them concerning this Agreement, the other Transaction Documents and the matters contemplated hereby or thereby (each, a “Claim”), including any and all questions of law or fact relating thereto, shall be determined by judicial reference pursuant to the California Code of Civil Procedure (“Reference”). The parties shall select a single neutral referee, who shall be a retired state or federal judge. In the event that the parties cannot agree upon a referee, the referee shall be appointed by the court. The referee shall report a statement of decision to the court. Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against any collateral or obtain provisional remedies. The Company shall bear the fees and expenses of the referee unless the referee orders otherwise. The referee shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

22.11 Confidentiality.

For the purposes of this Section 22.11, “Confidential Information” means information delivered to PIM or any Purchaser by or on behalf of the Parent Guarantor or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by PIM or such Purchaser as being confidential information of the Parent Guarantor or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to PIM or such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by PIM or such Purchaser or any person acting on PIM’s or such Purchaser’s behalf, (c) otherwise becomes known to PIM or such Purchaser other than through disclosure by the Parent Guarantor or any Subsidiary, or (d) constitutes financial statements delivered to PIM or such Purchaser under Section 7.1 that are otherwise publicly available. PIM and each Purchaser will maintain the confidentiality of such Confidential Information and shall not disclose the same to any Person without the consent of the Company, provided that PIM or such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), and then only on a confidential basis, (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 22.11, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 22.11), (v) any Person from which PIM or such Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 22.11), (vi) any federal or state regulatory authority having jurisdiction over PIM or such Purchaser, in each case as requested or required by such authority, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about PIM’s or such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to PIM or such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which PIM or such Purchaser is a party, provided that PIM or such Purchaser shall have given the Company reasonable prior notice of such disclosure, or (z) if an Event of Default has occurred and is continuing, to the extent PIM or such Purchaser may reasonably determine in good faith such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under PIM’s or such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 22.11 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 22.11.

*   *   *   *   *

Very truly yours,

THE COMPANY:

DIGITAL REALTY TRUST, L.P.

		By:	Digital Realty Trust, Inc., its sole general partner

		By:	/s/ A. William Stein
		Name:	A. William Stein
		Title:	Chief Financial Officer and Chief Investment Officer

THE GUARANTORS:

DIGITAL REALTY TRUST, INC.

By:	/s/ A. William Stein
Name:	A. William Stein
Title:	Chief Financial Officer and Chief Investment Officer

DIGITAL SERVICES, INC.

By:	/s/ A. William Stein
Name:	A. William Stein
Title:	Chief Financial Officer and Treasurer

GLOBAL ASML, LLC

By: Digital Realty Trust, L.P., its sole member

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

GLOBAL INNOVATION SUNSHINE HOLDINGS LLC

By: Digital Realty Trust, L.P., its sole member and manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

GLOBAL GOLD CAMP, LLC

By: Global Gold Camp Holding Company, LLC, its sole member

By: Digital Realty Trust, L.P., its sole member

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

GLOBAL GOLD CAMP HOLDING COMPANY, LLC

By: Digital Realty Trust, L.P., its sole member

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL 833 CHESTNUT, LLC

By: Digital Realty Trust, L.P., its sole member

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL CONCORD CENTER, LLC

By: Digital Realty Trust, L.P., its sole member

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL PRINTERS SQUARE, LLC

By: Digital Realty Trust, L.P., its sole member

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

GLOBAL KATO HG, LLC

By: Digital Realty Trust, L.P., its sole member and manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL GREENSPOINT, L.P.

By: DRT Greenspoint, LLC, its manager

By: Digital Realty Trust, L.P., its sole member and manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DRT GREENSPOINT, LLC

By: Digital Realty Trust, L.P., its sole member and manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL GREENSPOINT, LLC

By: Digital Realty Trust, L.P., its sole member and manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL 113 N. MYERS, LLC

By: Digital Realty Trust, L.P., its sole member and manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL 125 N. MYERS, LLC

By: Digital Realty Trust, L.P., its sole member and manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL TORONTO BUSINESS TRUST

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Treasurer

DIGITAL AQUILA, LLC

By: Digital Realty Trust, L.P., its sole member

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL CENTREPORT, L.P.

By: DRT Centreport, LLC, its manager

By: Global Stanford Place II, LLC, its sole member and manager

By: Digital Realty Trust, L.P., its member and manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL PHOENIX VAN BUREN, LLC

By: Digital Realty Trust, L.P., its manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL WINTER, LLC

By: Global Stanford Place II, LLC, its sole member and manager

By: Digital Realty Trust, L.P., its manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL 89TH PLACE, LLC

By: Global Stanford Place II, LLC, its sole member and manager

By: Digital Realty Trust, L.P., its member and manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL RESTON, LLC

By: Digital Above, LLC, its sole member and manager

By: Digital Services, Inc., its sole member and manager

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Treasurer

DIGITAL CHELSEA, LLC

By: Digital Above, LLC, its sole member and manager

By: Digital Services, Inc., its sole member and manager

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Treasurer

DIGITAL VIENNA, LLC

By: Digital Above, LLC, its sole member and manager

By: Digital Services, Inc., its sole member and manager

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Treasurer

DIGITAL WALTHAM, LLC

By: Digital Realty Trust, L.P., its sole member

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL MIDWAY, L.P.

By: Digital Midway GP, LLC, its manager

By: Digital Realty Trust, L.P., its sole member and manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL 21110 RIDGETOP, LLC

By: Digital Realty Trust, L.P., its sole member and manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL 3011 LAFAYETTE, LLC

By: Digital Realty Trust, L.P., its sole member and manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL ASHBURN CS, LLC

By: Digital Realty Trust, L.P., its sole member and manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

GIP STOUGHTON, LLC

By: Digital Realty Trust, L.P., its sole member and manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL ARIZONA RESEARCH PARK II, LLC

By: Digital Realty Trust, L.P., its sole member and manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL ABOVE, LLC

By: Digital Services, Inc., its sole member and manager

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Treasurer

DIGITAL SERVICES PHOENIX, LLC

By: Digital Services, Inc., its sole member and manager

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Treasurer

DIGITAL 1 SAVVIS PARKWAY, LLC

By: Digital Realty Trust, L.P., its sole member and manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL 210 TUCKER, LLC

By: Digital Realty Trust, L.P., its sole member and manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL 900 WALNUT, LLC

By: Digital Realty Trust, L.P., its sole member and manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL 365 RANDOLPHVILLE, LLC

By: Digital Realty Trust, L.P., its sole member and manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL 650 RANDOLPH, LLC

By: Digital Realty Trust, L.P., its manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL BUSINESS TRUST

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Treasurer

GLOBAL MARSH MEMBER, LLC

By: Digital Realty Trust, L.P., its sole member

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

GLOBAL MARSH LIMITED PARTNER, LLC

By: Global Marsh Member, LLC, its sole member

By: Digital Realty Trust, L.P., its sole member

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

GLOBAL MARSH GENERAL PARTNER, LLC

By: Global Marsh Member, LLC, its sole member

By: Digital Realty Trust, L.P., its sole member

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL NETWORK SERVICES, LLC

By: Digital Phoenix Van Buren, LLC, its manager

By: Digital Realty Trust, L.P., its manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL CONNECT, LLC

By: Digital Realty Trust, L.P., its sole member and manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL 717 GP, LLC

By: Digital Realty Trust, L.P., its manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL 717 LP, LLC

By: Digital Realty Trust, L.P., its manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

DIGITAL 717 LEONARD, L.P.

By: Digital 717 GP, LLC, its sole general partner

By: Digital Realty Trust, L.P., its manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

GLOBAL STANFORD PLACE II, LLC

By: Digital Realty Trust, L.P., its member and manager

By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Its:	Chief Financial Officer and Chief Investment Officer

The foregoing is hereby agreed to as of the date thereof.

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:	/s/ [signature illegible]
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ [signature illegible]
Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By: Prudential Investment Management, Inc., investment manager

By:	/s/ [signature illegible]
Vice President

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptance” is defined in Section 2B(5).

“Acceptance Day” is defined in Section 2B(5).

“Acceptance Window” is defined in Section 2B(5).

“Accepted Note” is defined in Section 2B(5).

“Additional Guarantor” is defined in Section 21.7.

“Adjusted EBITDA” means an amount equal to (a) the product of four (4) times EBITDA for the fiscal quarter of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Significant Holders pursuant to Section 7.2 or 7.3, as the case may be, less (b) an amount equal to the Capital Expenditure Reserve for all Assets; provided, however, that for purposes of this definition, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition or disposition of Equity Interests) by the Parent Guarantor or any of its Subsidiaries during any fiscal quarter, Adjusted EBITDA will be adjusted (1) in the case of an acquisition, by adding thereto an amount equal to (A) four (4) times (B) the acquired Asset’s actual EBITDA (computed, without duplication, as if such Asset was owned by the Parent Guarantor or one of its Subsidiaries for the entire fiscal quarter) generated during the portion of such fiscal quarter that such Asset was not owned by the Parent Guarantor or such Subsidiary, and (2) in the case of a disposition, by subtracting therefrom an amount equal to (A) four (4) times (B) the actual EBITDA generated by the Asset so disposed of during such fiscal quarter.

“Adjusted Net Operating Income” means, with respect to any Asset, (a) the product of (i) four (4) times (ii) (A) Net Operating Income attributable to such Asset less (B) the amount, if any, by which (1) 3% of all rental and other income from the operation of such Asset for the fiscal quarter of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Significant Holders pursuant to Section 7.2 or 7.3, as the case may be, exceeds (2) all management fees payable in respect of such Asset for such fiscal period less (b) the Capital Expenditure Reserve for such Asset; provided, however, that for purposes of this definition, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition or disposition of Equity Interests) by the Parent Guarantor or any of its Subsidiaries during any fiscal quarter, Adjusted Net Operating Income will be adjusted (1) in the case of an acquisition, by adding thereto an amount equal to (A) four (4) times (B) the acquired Asset’s actual Net Operating Income (computed, without duplication, as if such Asset was owned by the Parent Guarantor or one of its Subsidiaries for the entire fiscal quarter) generated during the portion of such fiscal quarter that such Asset was not owned by the

Schedule B-1

Parent Guarantor or such Subsidiary, and (2) in the case of a disposition, by subtracting therefrom an amount equal to (A) four (4) times (B) the actual Net Operating Income generated by the Asset so disposed of during such fiscal quarter.

“Administrative Agent” has the meaning given in the Revolving Credit Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agreement” means this Note Purchase and Private Shelf Agreement, dated as of July 24, 2008, between the Company and the other Credit Parties, on the one hand and PIM, the Series A Purchasers, and each Prudential Affiliate that hereafter may become bound by certain provisions hereof, on the other hand, as it may from time to time be amended, supplemented or otherwise modified.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent (or, during the continuance of an Event of Default, the Required Holders) equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Credit Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Credit Party or Subsidiary was the sole “Affected Party”, and (iii) the Administrative Agent (or, during the continuance of an Event of Default, the Required Holders) was or were the sole parties determining such payment amount (with the Administrative Agent (or, during the continuance of an Event of Default, the Required Holders) making such determination pursuant to the provisions of the form of Master Agreement); or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Credit Party or Subsidiary of a Credit Party party to such Hedge Agreement determined by the Administrative Agent (or, during the continuance of an Event of Default, the Required Holders) based on the settlement price of such Hedge Agreement on such date of determination, or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Credit Party or Subsidiary of a Credit Party party to such Hedge Agreement determined by the Administrative Agent (or, during the continuance of an Event of Default, the Required Holders) as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Credit Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Credit Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

Schedule B-2

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Assets” means Office Assets, Development Assets, Redevelopment Assets and Joint Venture Assets.

“Asset Value” means, at any date of determination, (a) in the case of any Office Asset, the Capitalized Value of such Asset; provided, however, that the Asset Value of each such Office Asset (other than a former Development Asset or Redevelopment Asset) shall be limited, during the first 12 months following the date of acquisition thereof, to the lesser of (i) the acquisition price thereof, or (ii) the Capitalized Value thereof, provided, further, that an upward adjustment shall be made to the Asset Value of any such Office Asset (in the reasonable discretion of the Administrative Agent (or, during the continuance of an Event of Default, the Required Holders) as new Tenancy Leases are entered into in respect of such Asset, (b) in the case of any Development Asset or Redevelopment Asset, the book value of such Asset as determined in accordance with GAAP, (c) in the case of any Joint Venture Asset that, but for such Asset being owned by a Joint Venture, would qualify as an Office Asset under the definition thereof, the JV Pro Rata Share of the Capitalized Value of such Asset; provided, however, that the Asset Value of such Joint Venture Asset shall be limited, during the first 12 months following the date of acquisition thereof, to the JV Pro Rata Share of the lesser of (i) the acquisition price thereof, or (ii) the Capitalized Value thereof, provided, further, that an upward adjustment shall be made to Asset Value of any Joint Venture Asset described in this clause (c) (in the reasonable discretion of the Administrative Agent (or, during the continuance of an Event of Default, the Required Holders) as new leases, subleases, licenses and occupancy agreements are entered into in respect of such Asset in the ordinary course of business, and (d) in the case of any Joint Venture Asset not described in clause (c) above, the JV Pro Rata Share of the book value of such Joint Venture Asset as determined in accordance with GAAP.

“Authorized Officer” means (i) in the case of the Company, its general partner’s Chief Executive Officer, Chief Financial Officer, Controller, General Counsel and any Vice President thereof designated as an “Authorized Officer” of the Company in the Information Schedule or designated as an “Authorized Officer” of the Company for purposes of this Agreement in an Officer’s Certificate executed by such Chief Executive Officer or Chief Financial Officer, and (ii) in the case of PIM, any officer of PIM designated as its “Authorized Officer” in the Information Schedule or any officer of PIM designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom PIM in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of PIM by any individual who on or after the date of this Agreement shall have been an Authorized Officer of PIM, and who the Company in good faith believes to be an Authorized Officer of PIM at the time of such action shall be binding on PIM even though such individual shall have ceased to be an Authorized Officer of PIM.

Schedule B-3

“Available Currencies” means British Pounds, Canadian Dollars, Dollars, Euros and Swiss Francs.

“Available Facility Amount” is defined in Section 2B(1).

“Bank” or “Banks” means each financial institution from time to time party to the Revolving Credit Agreement as a lender.

“Beneficiaries” is defined in Section 21.

“British Pound” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Business Day” means: (a) for the purposes of Section 8.6 only, (i) if with respect to Notes denominated in Dollars, a New York Business Day, (ii) if with respect to Notes denominated in British Pounds, any day which is both a New York Business Day and a day on which commercial banks are not required or authorized to be closed in London, (iii) if with respect to Notes denominated in Canadian Dollars, any day which is both a New York Business Day and a day on which commercial banks are not required or authorized to be closed in Toronto, (iv) if with respect to Notes denominated in Euros, any day which is both a New York Business Day and a day on which commercial banks are not required or authorized to be closed in Frankfurt and Brussels, and (v) if with respect to Notes denominated in Swiss Francs, any day which is both a New York Business Day and a day on which commercial banks are not required or authorized to be closed in Zurich; (b) for the purposes of Section 2B(3) only, any day which is both a New York Business Day and a day on which PIM is open for business; and (c) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in San Francisco or New York City are required or authorized to be closed.

“Canadian Dollars” and “C$” means lawful currency of Canada.

“Cancellation Date” is defined in Section 2B(8)(iv).

“Cancellation Fee” is defined in Section 2B(8)(iv).

“Capital Expenditure Reserve” means, with respect to any Asset on any date of determination, the product of (A) $0.25 times (B) the total number of square feet within such Asset.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Capitalized Value” means (a) in the case of any Asset that is a Data Center, the Adjusted Net Operating Income of such Asset divided by 8.25%, and (b) in the case of any other Asset, the Adjusted Net Operating Income of such Asset divided by 7.5%.

“Cash Equivalents” means any of the following, to the extent owned by the Parent Guarantor or any of its Subsidiaries free and clear of all Liens (other than Permitted Liens) and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily

Schedule B-4

marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States; (b) readily marketable direct obligations of any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having, at the time of acquisition, the highest rating obtainable from either Moody’s or S&P; (c) certificates of deposit of or time deposits with any commercial bank that is a Bank or is a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (d) below, is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1,000,000,000; (d) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P; or (e) shares of any mutual fund the assets of which are primarily invested in the types of investments referred to in clauses (a) through (d) above.

“Change of Control” means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert shall have acquired and shall continue to have following the date hereof beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Parent Guarantor (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of the Parent Guarantor; or (b) during any consecutive twenty-four month period commencing on or after March 15, 2008, individuals who at the beginning of such period constituted the Board of Directors of the Parent Guarantor (together with any new directors whose election by the Board of Directors or whose nomination for election by the Parent Guarantor stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office, except for any such change resulting from (x) death or disability of any such member, (y) satisfaction of any requirement for the majority of the members of the Board of Directors of the Parent Guarantor to qualify under applicable law as independent directors, or (z) the replacement of any member of the Board of Directors who is an officer or employee of the Parent Guarantor with any other officer or employee of the Parent Guarantor or any of its Affiliates; or (c) any Person or two or more Persons acting in concert shall have acquired and shall continue to have following the date hereof, by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to direct, directly or indirectly, the management or policies of the Parent Guarantor; or (d) the Parent Guarantor ceases to be the general partner of the Company; or (e) the Parent Guarantor ceases to be the legal and beneficial owner of all of the general partnership interests of the Company; or (f) the Parent Guarantor shall create, incur, assume or suffer to exist any Lien on the Equity Interests in the Company owned by it.

“Closing Day” means, with respect to the Series A Notes, the Series A Closing Day and, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance with respect to such Accepted Note; provided that (i) if the Company and the Purchaser which is obligated to

Schedule B-5

purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to Section 2B(7), the “Closing Day” for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in Section 2B(8)(iii), shall mean the final Rescheduled Closing Day with respect to such Accepted Note.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the introductory paragraph of this Agreement.

“Confirmation of Acceptance” is defined in Section 2B(5).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation (and without duplication), (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith, all as recorded on the balance sheet or on the footnotes to the most recent financial statements of such Person in accordance with generally accepted accounting principals as in effect from time to time in the United States of America.

“Credit Party” or “Credit Parties” means the Company and the Guarantors.

“Customary Carve-Out Agreement” has the meaning specified in the definition of Non Recourse Debt.

“Data Center” means any Office Asset that operates as a telecommunications infrastructure building or an information technology infrastructure building.

Schedule B-6

“Debt” of any Person means, without duplication for purposes of calculating financial ratios, (a) all Debt for Borrowed Money of such Person, (b) all obligations of such Person for the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business and not overdue by more than 60 days, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases, (f) all obligations of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment (but excluding for the avoidance of doubt (i) regular quarterly dividends, and (ii) special year-end dividends made in connection with maintaining the Parent Guarantor’s status as a REIT) in respect of any Equity Interests in such Person or any other Person (other than Preferred Interests that are issued by any Credit Party or Subsidiary thereof and classified as either equity or minority interests pursuant to GAAP) or any warrants, rights or options to acquire such Equity Interests, (h) all obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Contingent Obligations of such Person, and (j) all indebtedness and other payment obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations; provided, however, that (A) in the case of the Parent Guarantor and its Subsidiaries “Debt” shall also include, without duplication, the JV Pro Rata Share of Debt for each Joint Venture, and (B) for purposes of computing the Leverage Ratio, “Debt” shall be deemed to exclude redeemable Preferred Interests issued as trust preferred securities by the Parent Guarantor and the Company to the extent the same are by their terms subordinated to the Debt evidenced by the Notes and not redeemable until at least one year after the last maturity of any Note.

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person; provided, however, that in the case of the Parent Guarantor and its Subsidiaries “Debt for Borrowed Money” shall also include, without duplication, the JV Pro Rata Share of Debt for Borrowed Money for each Joint Venture; and provided, further, however, that as used in the definition of “Fixed Charge Coverage Ratio”, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition of Equity Interests) by the Parent Guarantor or any of its Subsidiaries during the fiscal quarter of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Significant Holders pursuant to Section 7.2 or 7.3, as the case may be, the term “Debt for Borrowed Money” (a) shall include, in the case of an acquisition, an amount equal to the Debt for Borrowed Money directly relating to such Asset existing immediately following such acquisition (computed as if such indebtedness in respect of such Asset was in existence for the Parent Guarantor or such Subsidiary for the entire fiscal quarter), and (b) shall exclude, in the case of a disposition, an amount equal to the actual Debt for Borrowed Money to which such Asset was subject to the extent such Debt for Borrowed Money was repaid or otherwise terminated upon the disposition of such Asset during such fiscal quarter.

Schedule B-7

“Debt Rating” means, as of any date, the lowest rating that has been most recently assigned by either S&P or Moody’s, as the case may be, to the long-term senior unsecured non-credit enhanced debt of the Parent Guarantor or, if applicable, to the “implied rating” of the Parent Guarantor’s long-term senior unsecured non-credit enhanced debt. For purposes of the foregoing, (a) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (b) if S&P or Moody’s shall change the ratings nomenclature, each reference to the Parent Guarantor’s Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means (i) as to any Series A Note, that rate of interest that is the greater of (a) 9.00% per annum and (b) 2% over the rate of interest publicly announced by JPMorgan Chase Bank as its “base” or “prime” rate, and (ii) as to any Shelf Note, that rate of interest that is the greater of (1) 2% over the Interest Rate specified in the caption at set forth at the top of such Shelf Note, and (2) 2% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York City as its “base” or “prime” rate.

“Delayed Delivery Fee” is defined in Section 2B(8)(iii).

“Development Asset” means Real Property acquired for development into an Office Asset that, in accordance with GAAP, would be classified as a development property on a Consolidated balance sheet of the Parent Guarantor and its Subsidiaries. For the avoidance of any doubt, Development Assets shall not constitute Office Assets.

“Disclosed Litigation” has the meaning specified in Section 5.8(a).

“Document Delivery Date” means (i) with respect to any Notes denominated in Dollars, the applicable Closing Day for such Notes, and (ii) with respect to any Notes denominated in any other Available Currencies, one Business Day prior to the applicable Closing Day for such Accepted Notes.

“Dollars” and “$” means lawful currency of the United States of America.

“EBITDA” means, for any period, (a) the sum of (i) net income (or net loss) (excluding gains (or losses) from extraordinary and unusual items and the non-cash component of non-recurring items), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense, and (v) amortization expense, in each case of the Parent Guarantor and its Subsidiaries determined on a Consolidated basis and in accordance with GAAP for such period, plus (b) with respect to each Joint Venture, the JV Pro Rata Share of the sum of (i) net income (or net loss) (excluding gains (or losses) from extraordinary and unusual items), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense and (v) amortization expense of such Joint Venture, in each case determined on a Consolidated basis and in accordance with GAAP for such period, provided that there shall be no rent leveling adjustments made (and only actual cash rents will be used) when computing EBITDA.

Schedule B-8

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Parent Guarantor, the Company or a Subsidiary under section 414 of the Code.

“Euros” means the single currency of participating member states of the European Union.

“Event of Default” is defined in Section 12.

“Excess Canada Value” shall have the meaning specified in the definition of “Total Unencumbered Asset Value”.

“Excess Redevelopment and Development Value” shall have the meaning specified in the definition of “Total Unencumbered Asset Value”.

Schedule B-9

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Excluded Subsidiary” at any time means (a) any direct or indirect Subsidiary of the Company that is unable to guaranty the obligations of the Credit Parties under the Transaction Documents at such time because (i) it is party to one or more Excluded Subsidiary Agreements that prohibit such Excluded Subsidiary from entering into the Multiparty Guaranty set forth in Section 21 or a Joinder to Multiparty Guaranty, or (ii) entering into the Multiparty Guaranty set forth in Section 21 or a Joinder to Multiparty Guaranty would cause a default under an Excluded Subsidiary Agreement, (b) any direct or indirect Subsidiary of the Company listed on Schedule 5.20 on the Series A Closing Day or hereafter designated as an “Excluded Subsidiary” by the Company and approved by the Administrative Agent (or, during the continuance of an Event of Default, the Required Holders, in its or their sole discretion), and (c) any Foreign Subsidiary.

“Excluded Subsidiary Agreement” for each Excluded Subsidiary means any agreement set forth opposite the name of such Excluded Subsidiary on Schedule 5.20 (as such Schedule may be supplemented from time to time pursuant to Sections 9.10(a) and 9.10(b)) and any agreement pursuant to which such Excluded Subsidiary (or a Subsidiary related thereto) incurs Refinancing Debt with regard to the Debt, if any, incurred pursuant to such Excluded Subsidiary Agreement.

“Facility” is defined in Section 2B(l).

“Fiscal Year” means a fiscal year of the Parent Guarantor and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) Adjusted EBITDA, to (b) the product of (i) four times (ii) the sum of (A) interest (including capitalized interest) payable in cash on, and amortization of debt discount in respect of, all Debt for Borrowed Money plus (B) scheduled amortization of principal amounts of all Debt for Borrowed Money payable (not including balloon maturity amounts) plus (C) all cash dividends payable on any Preferred Interests (which, for the avoidance of doubt, shall include Preferred Interests structured as trust preferred securities), in each case, of or by the Parent Guarantor and its Subsidiaries for the fiscal quarter of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Significant Holders pursuant to Section 7.2 or 7.3, as the case may be, determined on a Consolidated basis for such period.

“Foreign Subsidiary” means any Subsidiary of the Company (a) that is not incorporated or organized under the laws of any state of the United States of America or the District of Columbia, and (b) the principal assets, if any, of which are not located in the United States of America.

“Funds From Operations” means net income (or loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and extraordinary and unusual items, plus depreciation and amortization, and after adjustments for unconsolidated Joint Ventures. Adjustments for unconsolidated Joint Ventures will be calculated to reflect funds from operations on the same basis.

Schedule B-10

“GAAP” is defined in Section 22.8.

“Good Faith Contest” means the contest of an item as to which: (a) such item is contested in good faith, by appropriate proceedings; (b) reserves that are adequate are established with respect to such contested item in accordance with generally accepted accounting principals as in effect from time to time in the United States of America; and (c) the failure to pay or comply with such contested item during the period of such contest is not reasonably likely to result in a Material Adverse Effect.

“Governmental Authority” means the government of

(a) the United States of America or any state or other political subdivision thereof, or

(b) any other jurisdiction in which any of the Company, the Parent Guarantor or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of such Person, or

(c) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranteed Obligations” is defined in Section 21.1(a).

“Guarantors” is defined in the introductory paragraph of this Agreement.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, friable or damaged asbestos-containing materials, polychlorinated biphenyls, radon gas and toxic mold and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Hedge Treasury Note(s)” means, with respect to any Accepted Note, the United States Treasury Note(s) whose duration (as determined by PIM) most closely matches the duration of such Accepted Note.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1.

“Hostile Tender Offer” means, with respect to the use of proceeds of any of the Notes, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity

Schedule B-11

interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market (other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes) and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the respective Request for Purchase of such Note.

“include” or “including” means, unless the context clearly requires otherwise, “including without limitation.”

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Issuance Period” is defined in Section 2B(2).

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person.

“Joinder to Multiparty Guaranty” means a joinder agreement entered into by an Additional Guarantor in substantially the form of Exhibit E.

“Joint Venture” means any joint venture (a) in which the Parent Guarantor or any of its Subsidiaries holds any Equity Interest, (b) that is not a Subsidiary of the Parent Guarantor or any of its Subsidiaries, and (c) the accounts of which would not appear on the Consolidated financial statements of the Parent Guarantor.

“Joint Venture Assets” means, with respect to any Joint Venture at any time, the assets owned by such Joint Venture at such time.

“JV Pro Rata Share” means, with respect to any Joint Venture at any time, the fraction, expressed as a percentage, obtained by dividing (a) the total book value of all Equity Interests in such Joint Venture held directly by the Parent Guarantor or any of its Subsidiaries by (b) the total book value of all outstanding Equity Interests in such Joint Venture at such time.

“Leverage Ratio” means, at any date of determination, the ratio, expressed as a percentage, of (a) Consolidated Debt of the Parent Guarantor and its Subsidiaries to (b) Total Asset Value, in each case as at the end of the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered to the Significant Holders pursuant to Section 7.2 or 7.3, as the case may be.

Schedule B-12

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Limited Subsidiary” is defined in Section 9.10(b).

“Make-Whole Amount” is defined in Section 8.6.

“Material” means material in relation to the business, operations, financial condition or prospects of the Credit Parties and their Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries, taken as a whole, (b) the rights and remedies of any holder of a Note under any Transaction Document, or (c) the ability of any Credit Party to perform its obligations under any Transaction Document to which it is or is to be a party.

“Material Contract” means each contract to which the Company or any of its Subsidiaries is a party involving aggregate consideration payable to or by the Company or such Subsidiary in an amount of $20,000,000 or more per annum or otherwise material to the business, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries, taken as a whole.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Multiparty Guaranty” is defined in Section 21.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“Negative Pledge” means, with respect to any asset, any provision of a document, instrument or agreement (other than a Transaction Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for obligations under or in respect of the Transaction Documents; provided, however, that (a) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge, and (b) any provision of the Revolving Credit Documents restricting the ability of any Credit Party to encumber its assets shall be deemed to not constitute a Negative Pledge so long as such provision is generally consistent with a comparable provision of the Transaction Documents.

Schedule B-13

“Net Operating Income” means (a) with respect to any Asset other than a Joint Venture Asset, (i) the total rental revenue and other income from the operation of such Asset for the fiscal quarter of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Significant Holders pursuant to Section 7.2 or 7.3, as the case may be, minus (ii) all expenses and other proper charges incurred by the applicable Credit Party or Subsidiary in connection with the operation and maintenance of such Asset during such fiscal period, including, without limitation, management fees, repairs, real estate and chattel taxes and bad debt expenses, but before payment or provision for debt service charges, income taxes and depreciation, amortization and other non-cash expenses, all as determined in accordance with GAAP, (b) with respect to any Joint Venture Asset, (i) the JV Pro Rata Share of the total rental revenue and other income from the operation of such Asset for the fiscal quarter of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Significant Holders pursuant to Section 7.2 or 7.3, as the case may be, minus (ii) the JV Pro Rata Share of all expenses and other proper charges incurred by the applicable Joint Venture in connection with the operation and maintenance of such Asset during such fiscal period, including, without limitation, management fees, repairs, real estate and chattel taxes and bad debt expenses, but before payment or provision for debt service charges, income taxes and depreciation, amortization and other non-cash expenses, all as determined in accordance with GAAP, provided that in each case there shall be no rent leveling adjustments made (and only actual cash rents will be used) when computing Net Operating Income.

“New York Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Non-Recourse Debt” means Debt for Borrowed Money with respect to which recourse for payment is limited to (a) any building(s) or parcel(s) of real property or any related assets encumbered by a Lien securing such Debt for Borrowed Money and/or (b) the general credit of the Property-Level Subsidiary that has incurred or guaranteed such Debt for Borrowed Money and/or the Equity Interests in such Property-Level Subsidiary and/or the general credit of the immediate parent entity of such Property-Level Subsidiary provided that no such parent entity shall own assets other than Equity Interests in one or more Property-Level Subsidiaries or immediate parent entities thereof, it being understood that the instruments governing such Debt may include customary carve-outs to such limited recourse (any such customary carve-outs or agreements limited to such customary carve-outs, being a “Customary Carve-Out Agreement”) such as, for example, personal recourse to the Parent Guarantor or any Subsidiary of the Parent Guarantor for fraud, willful misrepresentation, misapplication or misappropriation of cash, waste, environmental claims, damage to properties, non-payment of taxes or other liens despite the existence of sufficient cash flow, interference with the enforcement of loan documents upon maturity or acceleration, violation of loan document prohibitions against voluntary or involuntary bankruptcy filings, transfer of properties or ownership interests therein and liabilities and other circumstances customarily excluded at the time of the incurrence of such Debt by lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate. Any Debt for Borrowed Money that would otherwise qualify as Non-Recourse Debt under this definition shall not fail to qualify as Non-Recourse Debt solely by reason of any recourse guaranty of such Debt by the Parent Guarantor or any of its Subsidiaries, so long as such recourse guaranty is permitted pursuant to Section 10.2(c)(iii) (including the proviso therein).

Schedule B-14

“Note” or “Notes” are defined in Section 1B.

“Office Asset” means Real Property (other than any Joint Venture Asset) that operates or is intended to operate as a telecommunications infrastructure building, information technology infrastructure building, technology manufacturing building or technology office/corporate headquarter building.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company or the Parent Guarantor (in its capacity as the sole general partner of the Company) whose responsibilities extend to the subject matter of such certificate.

“Overnight Interest Rate” means with respect to an Accepted Note denominated in a currency other than Dollars, the actual rate of interest, if any, received by the Purchaser which intends to purchase such Accepted Note on the overnight deposit of the funds intended to be used for the purchase of such Accepted Note, it being understood that reasonable efforts will be made by or on behalf of the Purchaser to make any such deposit in an interest bearing account.

“Parent Guarantor” is defined in the introductory paragraph of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Pension Act” means the Pension Protection Act of 2006, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to certain Plans and set forth in, with respect to plan years ending prior to the effective date as to such Plan of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies not yet delinquent or which are the subject of a Good Faith Contest; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days, and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate unless, in the case of (i) or (ii) above, such liens are the subject of a Good Faith Contest; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) covenants, conditions and restrictions, easements, zoning restrictions, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use or value of such property for its present purposes; (e) Tenancy Leases and other interests of lessees and lessors under leases or real or personal property made in the ordinary course of business that do not materially and adversely affect the use of the Real Property encumbered thereby for its intended purpose or the value thereof; (f) any attachment or judgment Liens not resulting in an Event of Default under Section 12(i); and (g) Liens in favor of Secured Party pursuant to any Transaction Document.

Schedule B-15

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority.

“PIM” means Prudential Investment Management, Inc.

“Plan” means an “employee pension benefit plan” (as defined in section 3(2) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by any Credit Party, any Subsidiary or any ERISA Affiliate or with respect to which any Credit Party, any Subsidiary or any ERISA Affiliate may have any liability.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Property-Level Subsidiary” means any Subsidiary of the Company or any Joint Venture that holds a direct fee or leasehold interest in any single building (or group of related buildings, including, without limitation, buildings pooled for purposes of a Non-Recourse Debt financing) or parcel (or group of related parcels, including, without limitation, parcels pooled for purposes of a Non-Recourse Debt financing) of real property and related assets and not in any other building or parcel of real property.

“Proposed Unencumbered Asset” is defined in Section 9.11.

“Prudential Affiliate” means (i) any corporation or other entity controlling, controlled by, or under common control with, PIM and (ii) any managed account or investment fund which is managed by PIM or a Prudential Affiliate described in clause (i) of this definition. For purposes of this definition, the terms “control,” “controlling” and “controlled” shall mean the ownership, directly or through subsidiaries, of a majority of a corporation’s or other Person’s Voting Interests or equivalent voting securities or interests.

“Purchasers” means the (x) Series A Purchasers, and (y) PIM and any Prudential Affiliate which purchases any Notes or have agreed to purchase any Accepted Notes.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Qualifying Ground Lease” means a lease of Real Property containing the following terms and conditions: (a) a remaining term (including any unexercised extension options as to which there are no conditions precedent to exercise thereof other than the giving of a notice of exercise) of 30 years or more from the Closing Date (as defined in the Revolving Credit Agreement); (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of

Schedule B-16

any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of a leasehold estate demised pursuant to a ground lease.

“Real Property” means all right, title and interest of the Company and each of its Subsidiaries in and to any land and any improvements located thereon, together with all equipment, furniture, materials, supplies and personal property in which such Person has an interest now or hereafter located on or used in connection with such land and improvements, and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by such Person, in each case to the extent of such Person’s interest therein.

“Reclassification Date” means, with respect to any Redevelopment Asset, the date on which each of the following shall have occurred: (a) the Company shall have given notice to each Significant Holder that it desires to reclassify such Asset as an Office Asset for purposes of this Agreement; (b) the Company shall have re-satisfied the conditions set forth in clause (a) of Section 9.11 with respect to such Asset; and (c) the Administrative Agent (or, during the continuance of an Event of Default, the Required Holders) shall have approved such reclassification (which approval shall not be unreasonably withheld).

“Recourse Debt” means Consolidated Debt of the Parent Guarantor and its Subsidiaries (whether or not secured by any Liens) for which the Parent Guarantor, the Company or any of their respective Subsidiaries has personal or recourse liability in whole or in part, exclusive of any such Debt for which such personal or recourse liability is limited to obligations under Customary Carve-Out Agreements.

“Redevelopment Asset” means an Office Asset (a) designated by the Company in a notice to each Significant Holder as a “Redevelopment Asset”, (b) which either (i) has been acquired by the Company or any of its Subsidiaries with a view toward renovating or rehabilitating such Asset at an aggregate anticipated cost in excess of 10% of the acquisition cost thereof, or (ii) the Company or a Subsidiary thereof intends to renovate or rehabilitate at an aggregate anticipated cost in excess of 10% of the Capitalized Value of such Asset, and (c) that does not qualify as a “Development Asset” by reason of, among other things, the redevelopment plan for such Asset not including a total demolition of the existing building(s) and improvements. Each Redevelopment Asset shall continue to be classified as a Redevelopment Asset hereunder until the applicable Reclassification Date for such Asset, upon and after which such Asset shall be classified as an Office Asset hereunder.

“Refinancing Debt” means, with respect to any Debt, any Debt extending the maturity of, or refunding or refinancing, in whole or in part, such Debt, provided that (a) the terms of any Refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, do not provide for any Lien on any Unencumbered Assets and are otherwise not prohibited by the Transaction Documents, (b) the principal (or committed) amount of such Debt shall not be increased above the principal (or committed) amount thereof outstanding

Schedule B-17

immediately prior to such extension, refunding or refinancing plus the amount of any applicable premium and all fees and expenses, and the direct and contingent obligors therefor shall not be changed (other than to include new and/or additional Excluded Subsidiaries as obligors), as a result of or in connection with such extension, refunding or refinancing, and (c) the provisions relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material provisions taken as a whole, of any such Refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are on then current market terms, and (d) the interest rate applicable to any such Refinancing Debt does not exceed the then applicable market interest rate.

“REIT” means a Person that is qualified to be treated for tax purposes as a real estate investment trust under Sections 856-860 of the Code.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Request for Purchase” is defined in Section 2B(2).

“Required Holders” means, at any time, the holder or holders of more than 50% of the aggregate principal amount of the Notes or of a Series of Notes, as the context may require, from time to time outstanding (exclusive of Notes then owned by any Credit Party, any Subsidiary or any of their respective Affiliates).

“Rescheduled Closing Day” is defined in Section 2B(7).

“Responsible Officer” means any Senior Financial Officer and any other officer with responsibility for the administration of the relevant portion of this Agreement or any other Transaction Document. Any reference to a “Responsible Officer” of the Company shall be deemed to refer to a Responsible Officer of the Parent Guarantor, in its capacity as the sole general partner of the Company.

“Revolving Credit Agreement” means the Revolving Credit Agreement, dated as of August 31, 2007, by and among the Administrative Agent named therein, the Banks and the Credit Parties, as amended, restated, supplemented, refinanced, increased, reduced or otherwise modified from time to time, and any successor Revolving Credit Agreement.

“Revolving Credit Documents” means the Revolving Credit Agreement, any promissory notes issued thereunder and any and all other agreements, documents, certificates and instruments from time to time executed and delivered by or on behalf of any Credit Party related thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

Schedule B-18

“Secured Debt Leverage Ratio” means, at any date of determination, the ratio, expressed as a percentage, of (a) Consolidated secured Debt of the Parent Guarantor and its Subsidiaries to (b) Total Asset Value, in each case as at the end of the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered to the Significant Holders pursuant to Section 7.2 or 7.3, as the case may be.

“Secured Party” means any holder of a Note and any collateral agent that is the secured party for the benefit of itself and/or any holder of a Note.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief executive officer, chief financial officer, principal accounting officer, general manager of finance, treasurer, controller or any other officer of the applicable Person with similar responsibility. Any reference to a “Senior Financial Officer” of the Company shall be deemed to refer to a Senior Financial Officer of the Parent Guarantor, in its capacity as the sole general partner of the Company.

“Series” is defined in Section 1B.

“Series A Closing Day” is defined in Section 3.

“Series A Purchasers” means The Prudential Insurance Company of America and Prudential Retirement Insurance and Annuity Company.

“Series A Notes” is defined in Section 1A.

“Shelf Notes” is defined in Section 1B.

“Significant Holder” means (i) PIM during the Issuance Period and so long thereafter as any Prudential Affiliate shall hold any Note), and (ii) any other holder of at least 10% of the aggregate principal amount of the Notes from time to time outstanding.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Structuring Fee” is defined in Section 2B(8)(i).

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate (i) of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company, or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, or (ii) the accounts of which would appear on the Consolidated financial statements of such Person in accordance with generally accepted accounting principals as in effect from time to time in the United States of America. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Parent Guarantor.

Schedule B-19

“Subsidiary Guarantors” is defined in the introductory paragraph of this Agreement.

“Surviving Debt” means Debt of each Credit Party and its Subsidiaries outstanding immediately after the purchase and sale of the Series A Notes.

“SVO” means the Securities Valuation Office of the NAIC (or any successor organization acceding to the authority thereof).

“Swiss Francs” means the lawful currency of Switzerland.

“Tenancy Leases” means operating leases, subleases, licenses, occupancy agreements and rights-of-use entered into by the Company or any of its Subsidiaries in its capacity as a lessor or a similar capacity in the ordinary course of business that do not materially and adversely affect the use of the Real Property encumbered thereby for its intended purpose.

“Total Asset Value” means, on any date of determination, (a) the sum of the Asset Values for all Assets at such date, plus (b) all unrestricted cash and Cash Equivalents on hand of the Parent Guarantor and its Subsidiaries.

“Total Unencumbered Asset Value” means an amount equal to the sum of the Asset Values of all Unencumbered Assets; provided, however, that, if at any time (a) there shall be fewer than three Unencumbered Assets, (b) the sum of the Asset Values of all Unencumbered Assets shall not be equal to or greater than $115,000,000, or (c) the weighted average occupancy of all Unencumbered Assets (other than Development Assets and Redevelopment Assets) shall not be greater than or equal to 80%, the Total Unencumbered Asset Value shall be zero; and provided, further, that if the sum of the Asset Values of all Unencumbered Assets located in Canada shall exceed 15% of the Total Unencumbered Asset Value, then Total Unencumbered Asset Value shall be reduced by the amount of such excess (“Excess Canada Value”) other than for purposes of calculating compliance with the financial covenant set forth in Section 11.2(a), with respect to which such reduction shall not apply; and provided, still further, that if the sum of the Asset Values of all Unencumbered Assets comprised of Redevelopment Assets and Development Assets (provided that the portion of such combined total sum arising from Unencumbered Assets comprised of Development Assets shall not exceed 10% of the Total Unencumbered Asset Value) shall exceed 33% of the Total Unencumbered Asset Value, then Total Unencumbered Asset Value shall be reduced by the amount of such excess (“Excess Redevelopment and Development Value”).

“Transaction Documents” means this Agreement, the Notes and any and all other agreements, documents, certificates and instruments from time to time executed and delivered by or on behalf of any Credit Party related thereto.

“Transfer” is defined in Section 10.5.

Schedule B-20

“Unencumbered Asset Conditions” means, with respect to any Proposed Unencumbered Asset, that such Proposed Unencumbered Asset (a) is an Office Asset, Redevelopment Asset or Development Asset located in the United States of America or Canada, (b) is owned in fee simple absolute or subject to a Qualifying Ground Lease, (c) except in the case of a Redevelopment Asset or a Development Asset, is income-producing, (d) is free of all structural defects or material architectural deficiencies, title defects, environmental conditions or other matters (including a casualty event or condemnation) that could reasonably be expected to have a material adverse affect on the value, use or ability to sell or refinance such Asset, (e) except in the case of any non-income producing Redevelopment Asset or Development Asset, is operated by a property manager reasonably acceptable to the Administrative Agent (or, during the continuance of an Event of Default, the Required Holders), (f) is not subject to mezzanine Debt financing, (g) is not subject to any Lien (other than Permitted Liens) or any Negative Pledge, (h) to the extent owned by a Credit Party that is a Subsidiary of the Company, none of the Company’s direct or indirect Equity Interests in such Subsidiary owner is subject to any Lien (other than Permitted Liens) or any Negative Pledge, (i) is an Asset with respect to which the Company directly, or indirectly through such Subsidiary owner, has the right to take the following actions without the need to obtain the consent of any Person: (A) to create Liens on such Asset as security for the obligations of the Credit Parties under or in respect of the Transaction Documents, and (B) to sell, transfer or otherwise dispose of such Asset (provided, however, that in the case of the foregoing clauses (i)(A) and (i)(B), (x) an agreement that conditions a Person’s ability to create Liens on its assets or to sell, transfer or otherwise dispose of its assets upon the maintenance of one or more specified ratios but that does not otherwise generally prohibit the creation of Liens on assets or the sale, transfer or other disposition of assets, or the taking of such actions with respect to specific assets, shall not be deemed a violation of or prohibition under this clause (i), and (y) any restriction under the Revolving Credit Documents on sales, transfers or other dispositions of assets during the existence of a default or event of default (or any such restriction under the Revolving Credit Documents that would apply if a default or event of default would result from any such sales, transfers or other dispositions) shall not be deemed a violation of or prohibition under this clause (i) so long as such provision is generally consistent with a comparable provision of the Transaction Documents), (j) is owned directly by the Company or a Guarantor, and (k) in the case of ownership by a Guarantor, one hundred percent (100%) of all of the equity interests (other than directors’ qualifying shares) and voting interests (such ownership being defined as “Wholly-Owned”) of such Guarantor are owned by one or more of the Company and/or any other Wholly-Owned Subsidiary of the Company at such time.

“Unencumbered Assets” means only those Office Assets, Redevelopment Assets and Development Assets (a) for which the applicable conditions (as may be determined by the Required Holders in their sole discretion), if applicable, in Section 9.11 have been satisfied, and (b) listed on Schedule II hereto (as supplemented from time to time pursuant to Section 9.11). Without limitation of the foregoing, no Redevelopment Asset or Development Asset shall qualify as an Unencumbered Asset after the Series A Closing Day without the prior approval of the Administrative Agent (or, during the continuance of an Event of Default, the Required Holders).

“Unencumbered Assets Certificate” means a certificate in substantially the form of Exhibit F hereto, duly certified by the Chief Financial Officer or other Responsible Officer of the Parent Guarantor.

Schedule B-21

“Unencumbered Assets Debt Service Coverage Ratio” means, at any date of determination, the ratio of (a) the aggregate Adjusted Net Operating Income for all Unencumbered Assets to (b) four times the actual interest expense of the Parent Guarantor and its Subsidiaries on all Unsecured Debt for the fiscal quarter of the Parent Guarantor most recently ended for which financial statements are required to be delivered pursuant to Section 7.2 or 7.3, as the case may be.

“Unsecured Debt” means, at any date of determination, the amount at such time of all Consolidated Debt of the Parent Guarantor and its Subsidiaries, including, without limitation, the amounts available to be drawn under outstanding letters of credit, but exclusive of (a) Debt secured by any Lien, (b) guarantee obligations in respect of Debt secured by any Lien, and (c) guaranties by parent entities of the Recourse Debt of one or more of their respective Subsidiaries in an aggregate amount not greater than 5.0% of Total Asset Value.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA) PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

Schedule B-22

THIS NOTE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY BE OFFERED AND SOLD OR OTHERWISE TRANSFERRED ONLY IN ACCORDANCE WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR ANY SUCH STATE LAWS WHICH MAY BE APPLICABLE, OR IF AN EXEMPTION FROM REGISTRATION OR QUALIFICATION IS AVAILABLE THEREUNDER, THEN IN ACCORDANCE WITH SUCH EXEMPTION.

EXHIBIT A-1

[FORM OF SERIES A NOTE]

DIGITAL REALTY TRUST, L.P.

7.00% SERIES A SENIOR NOTE DUE 2011

No. [___]	[Date]
$[____]	PPN [________]

FOR VALUE RECEIVED, the undersigned, DIGITAL REALTY TRUST, L.P. (herein called the “Company”), a limited partnership organized under the laws of the State of Maryland, hereby promises to pay to [_____________], or registered assigns, the principal sum of [___________] DOLLARS on July 24, 2011, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 7.00% per annum from the date hereof, payable at maturity and monthly, on the 24th day of each month in each year, commencing with the 24th day of the month next succeeding the date hereof until the principal hereof shall have become due and payable, and (b) at a rate per annum from time to time equal to the greater of (i) 9.00% and (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York, New York as its “base” or “prime” rate (i) on any overdue payment of interest, and (ii) following the occurrence and during the continuance of an Event of Default (as defined in the Agreement referred to below) on the unpaid principal balance, any overdue payment of interest and any overdue payment of any Make-Whole Amount, in the case of each of clause (i) and (ii), payable monthly as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, New York, New York or at such other place as the holder hereof shall designate to the Company in writing as provided in the Agreement referred to below.

This Note is one of a series of senior notes (herein called the “Notes”) issued pursuant to a Note Purchase and Private Shelf Agreement, dated as of July 24, 2008 (as from time to time amended, restated, supplemented or otherwise modified, the “Agreement”), between the Company and the other Credit Parties named therein, on the one hand, and the other Persons party thereto, on the other hand, and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have made the representation set forth in Sections 6.1 and 6.2.

Exhibit A-1-1

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a replacement Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Agreement, but not otherwise.

The Notes have been unconditionally guaranteed by certain of the Company’s Subsidiaries and Affiliates pursuant to the terms of the Multiparty Guaranty.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect, provided in the Agreement.

Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

DIGITAL REALTY TRUST, L.P. By: Digital Realty Trust, Inc., its sole general partner

By:
	Name:	A. William Stein
	Title:	Chief Financial Officer and Chief Investment Officer

Exhibit A-1-2

THIS NOTE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY BE OFFERED AND SOLD OR OTHERWISE TRANSFERRED ONLY IN ACCORDANCE WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR ANY SUCH STATE LAWS WHICH MAY BE APPLICABLE, OR IF AN EXEMPTION FROM REGISTRATION OR QUALIFICATION IS AVAILABLE THEREUNDER, THEN IN ACCORDANCE WITH SUCH EXEMPTION.

EXHIBIT A-2

[FORM OF SHELF NOTE]

DIGITAL REALTY TRUST, L.P.

SERIES ____ SENIOR NOTE

No. [___]

ORIGINAL PRINCIPAL AMOUNT:

ORIGINAL ISSUE DATE:

INTEREST RATE:

INTEREST PAYMENT DATES: [Quarterly][Semi-annually] on each [STATE DATES]

FINAL MATURITY DATE: 1

PRINCIPAL PREPAYMENT DATES AND AMOUNTS: 2

FOR VALUE RECEIVED, the undersigned, DIGITAL REALTY TRUST, L.P. (herein called the “Company”), a limited partnership organized under the laws of the State of Maryland, hereby promises to pay to [________________], or registered assigns, the principal sum of [_____________________] [DOLLARS] [OTHER AVAILABLE CURRENCY] [on the Final Maturity Date specified above] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date as specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the Interest Rate per annum specified above, payable on the Final Maturity Date specified above and on each Interest Payment Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) at a rate per annum from time to time equal to the Default Rate (i) on any overdue payment of interest, and (ii) following the occurrence and during the continuance of an Event of Default (as defined in the Agreement referred to below) on the unpaid principal balance, any overdue payment of interest and any overdue payment of any Make-Whole Amount, in the case of each of clause (i) and (ii), payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand).

[1]	The Final Maturity Date must be no more than 10 years after the original issuance date.
[2]	The Remaining Average Life must be no more than 7 years after the original issuance date.

Payments of principal, Make-Whole Amount, if any, and interest are to be made in lawful money of the United States of America at JPMorgan Chase Bank, New York, New York or at such other place as the holder hereof shall designate to the Company in writing.

This Note is one of a series of senior notes (herein called the “Notes”) issued pursuant to a Note Purchase and Private Shelf Agreement, dated as of July 24, 2008 (as from time to time amended, restated, supplemented or otherwise modified, the “Agreement”), between the Company and the other Credit Parties named therein, on the one hand, and the other Persons party thereto, on the other hand, and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have made the representations set forth in Sections 6.1 and 6.2 of the Agreement.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a replacement Note for the then outstanding principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Agreement, but not otherwise.

The Notes have been unconditionally guaranteed by certain of the Company’s Subsidiaries and Affiliates pursuant to the terms of the Multiparty Guaranty.

If an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount), and with the effect, provided in the Agreement.

Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

DIGITAL REALTY TRUST, L.P. By: Digital Realty Trust, Inc., its sole general partner

By:
	Name:	A. William Stein
	Title:	Chief Financial Officer and Chief Investment Officer

Exhibit A-1-4